UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CALIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALIX, INC.

1035 N. McDowell Boulevard

Petaluma, California 94954

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2018

To the Stockholders of Calix, Inc.:

The Annual Meeting of Stockholders (“Annual Meeting”) of Calix, Inc. (“Calix”), will be held virtually, via live webcast at www.virtualshareholdermeeting.com/CALX18, on Wednesday, May 16, 2018 at 9:00 a.m. Pacific Daylight Time. The meeting will be online only, and will be held for the following purposes:

1.	To elect four directors to the Calix Board of Directors (“Board”);

2.	To approve the Amended and Restated 2017 Nonqualified Employee Stock Purchase Plan (“Nonqualified ESPP”) to amend certain terms and increase the number of shares of common stock issuable under the Nonqualified ESPP by 2,500,000;

3.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

4.	To ratify the selection of KPMG LLP as Calix’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above items of business are more fully described in the Proxy Statement. Only stockholders who owned Calix common stock at the close of business on March 19, 2018 can vote at this meeting or any adjournments that take place.

We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials (“Notice”) on or about April 3, 2018 to our stockholders of record as of the close of business on March 19, 2018. We are also providing access to our proxy materials over the Internet beginning on or about April 3, 2018. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs, and will reduce the environmental impact of the proxy materials.

The Notice contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how stockholders may obtain paper copies free of charge. The Notice also provides: the date and time of the virtual Annual Meeting; the matters to be acted upon at the meeting and the Board’s recommendation with regard to each matter; and information on how to attend the virtual Annual Meeting and vote online.

You are cordially invited to attend the virtual Annual Meeting, but whether or not you expect to attend, to ensure that your vote is recorded, you should vote and submit your proxy over the Internet following the voting procedures described in the Notice. In addition, you can vote and submit your proxy online, or if you have requested and received paper copies of proxy materials, over the phone or by signing, dating and returning by mail the proxy card sent to you.

By Order of the Board of Directors

/s/ Suzanne Tom
Suzanne Tom
Corporate Secretary

Petaluma, California

April 3, 2018

The Notice of Annual Meeting, Proxy Statement and Form of Proxy are being distributed and made available on or about April 3, 2018.

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

i

CALIX, INC.

1035 N. McDowell Boulevard

Petaluma, California 94954

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2018

The Board of Directors of Calix, Inc. is soliciting your proxy to vote at the virtual Annual Meeting of Stockholders to be held on May 16, 2018, at 9:00 a.m. Pacific Daylight Time, and any adjournment or postponement of that meeting (“Annual Meeting”). The Annual Meeting will be held via live webcast only at www.virtualshareholdermeeting.com/CALX18.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record as of March 19, 2018 (“Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or email may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 3, 2018, we are making this Proxy Statement available on the Internet and are mailing the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail or email this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.

The only voting securities of Calix, Inc. are shares of common stock, $0.025 par value per share (“common stock”), of which there were 51,718,928 shares outstanding as of the Record Date (excluding treasury shares). We need the holders of a majority of the outstanding shares of common stock, present or represented by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Calix, Inc. as the “Company,” “Calix,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Calix’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

Our Annual Report to Stockholders, which contains consolidated financial statements for fiscal year 2017, accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders who received the Notice can access this Proxy Statement and the Annual Report to Stockholders at the website referred to in the Notice. You also may obtain a copy of our Annual Report on Form 10-K for fiscal year 2017, which was filed with the Securities and Exchange Commission (“SEC”), without charge, by writing to our Investor Relations department at the above address. Our Annual Report on Form 10-K and Proxy Statement are also available under “SEC Filings” in the Investor Relations section of our website at investor-relations.calix.com and at the SEC’s web site at www.sec.gov.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 19, 2018 will be entitled to vote online at the Annual Meeting. At the close of business on March 19, 2018, there were 51,718,928 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 19, 2018, your shares were registered directly in your name with Calix’s transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted we urge you to vote by proxy on the Internet as instructed below, or if you request and receive a proxy card by mail or email, over the phone or by signing, dating and returning by mail the proxy card sent to you.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on March 19, 2018, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in a “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also welcome to attend the Annual Meeting and to vote online.

What do I need in order to be able to attend the Annual Meeting online?

Calix will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CALX18. The webcast will start at 9:00 a.m. Pacific Daylight Time. Stockholders may vote and submit questions while attending the Annual Meeting online. In order to be able to participate in the online Annual Meeting, you will need the control number included on your Notice or, if you received a printed copy of the proxy materials, your proxy card if you are a stockholder of record, or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares in a “street name.” Instructions on how to participate online are also posted online at www.virtualshareholdermeeting.com/CALX18.

What am I being asked to vote on?

You are being asked to vote on:

•	election of four Class II directors to hold office until our 2021 Annual Meeting of Stockholders (Proposal No. 1);

•	approval of the Amended and Restated 2017 Nonqualified Employee Stock Purchase Plan (“Nonqualified ESPP”) to amend certain terms and increase the number of shares of common stock issuable under the Nonqualified ESPP by 2,500,000 (Proposal No. 2);

•	approval on a non-binding, advisory basis of the compensation of our named executive officers, or NEOs, as disclosed in this Proxy Statement (Proposal No. 3); and

•	ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 4).

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the Board recommend I vote on the Proposals?

The Board recommends that you vote:

•	FOR each of the Class II director nominees;

•	FOR approval of our Nonqualified ESPP;

•	FOR approval, on a non-binding, advisory basis, of the compensation of our NEOs; and

•	FOR ratification of KPMG LLP as our independent registered public accounting firm.

How do I vote?

For election of directors, you may either vote “For” the four nominees or you may “Withhold” your vote for all or for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in any of the following manners:

•	To vote during the Annual Meeting, follow the online instructions provided on the Notice of Internet Availability of Proxy Materials to login to www.virtualshareholdermeeting.com/CALX18 to cast your vote.

•	To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Proxy Materials.

•	To vote by phone, call the toll free number found on the proxy card, which you can request by following the instructions provided on the Notice of Internet Availability of Proxy Materials.

•	To vote by mail, complete, sign and date the proxy card, which you can request by following the instructions provided on the Notice of Internet Availability of Proxy Materials, and return it promptly by mail. As long as we receive your signed proxy card, or your vote by Internet or phone, by 11:59 p.m. Eastern Daylight Time on May 15, 2018, we will vote your shares as you direct.

•	Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy, phone or the Internet to ensure that your vote is counted. Even if you have submitted a proxy or voted by phone or the Internet before the Annual Meeting, you may still attend the Annual Meeting and vote online. In such case, your previously submitted proxy or vote will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. You should complete and mail the voting instruction card to ensure that your vote is counted. You should follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. You may also vote online at the Annual Meeting.

Who counts the votes?

Broadridge Financial Solutions, Inc., or Broadridge, has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet (either prior to or during the Annual Meeting) or by phone, Broadridge will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or email and choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in a “street name”) returns one proxy card to Broadridge on behalf of all its clients.

What is the required vote and how are votes counted?

A majority of the outstanding shares of common stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum.

With respect to Proposal No. 1, the election of directors, directors will be elected by a plurality of the votes cast, which means that the four nominees receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes will have no effect with regard to this proposal, because approval of a percentage of shares present or outstanding is not required for this proposal.

With respect to Proposals No. 2, 3 and 4, the affirmative vote of the holders of a majority in voting power of the shares of common stock present or by proxy and entitled to vote on the proposal is required for approval. Abstentions have the same effect as a vote against these proposals.

Because your vote on Proposal No. 3 is advisory, it will not be binding on us, our Board or our Compensation Committee. However, we value our stockholders’ views on the effectiveness of our executive compensation program and our Board and Compensation Committee will consider the advisory vote of our stockholders when making future decisions about executive compensation.

Under the New York Stock Exchange (“NYSE”) rules, brokers are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals. However, where a proposal is considered “non-routine,” a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether a quorum is present, but would not be counted in determining the number of votes present for the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Under NYSE rules, Proposals No. 1 through No. 3 are non-routine matters while Proposal No. 4 is a routine matter. Because brokers cannot vote uninstructed shares on behalf of their customers for non-routine matters, it is important that stockholders vote their shares.

Broadridge will separately count “For” and “Withhold” votes with respect to Proposal No. 1, “For” and “Against” votes and abstentions, with respect to Proposal Nos. 2 and 3, and “For” and “Against” votes, abstentions and broker non-votes with respect to Proposal No. 4.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 19, 2018.

What if I return a proxy card but do not make specific choices?

If you have properly requested and received a proxy card by mail or email, and we receive a signed and dated proxy card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the four nominees for director and “For” Proposals No. 2, 3 and 4. If any other matter is properly presented at the Annual Meeting, the individuals named as proxy holders on your proxy card will vote your shares in the manner recommended by the Board on all proposals presented in this Proxy Statement and as they may determine in their best judgment as to any other matters properly presented for vote at the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by phone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

In addition, we have engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $12,500, inclusive of expenses.

What does it mean if I receive more than one Notice of Internet Availability of Materials or set of materials?

If you receive more than one Notice of Internet Availability of Materials or more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on the Internet on all of the Notices of Internet Availability of Proxy Materials or proxy cards you receive via mail or email upon your request, which includes voting over the Internet, phone or by signing and returning all of the proxy cards you request and receive.

Can I change my vote after submitting my proxy or voting on the Internet or by phone?

Yes. You can revoke your proxy or prior vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy or prior vote in any one of three ways:

•	You may submit another properly completed proxy with a later date or submit a new vote on the Internet or by phone using the same instructions followed when you submitted your prior vote.

•	You may send a written notice that you are revoking your proxy to Calix’s Corporate Secretary at Calix, Inc., 1035 N. McDowell Boulevard, Petaluma, California 94954.

•	You may attend the Annual Meeting and vote online. Simply logging into the Annual Meeting will not, by itself, revoke your proxy or prior vote.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented for vote at the Annual Meeting and you are not attending the meeting in person but have voted by proxy, the individuals named as proxy holder on your proxy card will vote your shares as they may determine in their best judgment.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 4, 2018, to Calix’s Corporate Secretary at 1035 N. McDowell Boulevard, Petaluma, California 94954. If you wish to submit a proposal that is not to be included in next year’s proxy materials under the SEC’s shareholder proposal procedures or nominate a director, you must do so between January 16, 2019 and February 15, 2019; provided that if the date of the annual meeting is earlier than April 16, 2019 or later than July 15, 2019, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the date on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present or represented by proxy at the Annual Meeting. On the Record Date, there were 51,718,928 shares outstanding and entitled to vote. Accordingly, 25,859,465 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit a valid proxy vote or vote online at the Annual Meeting. Abstentions and broker non-votes also will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

CORPORATE GOVERNANCE

Overview

Our Board is responsible for providing oversight over the Company’s business and affairs, including the Company’s strategic direction, as well as the management and financial and operational execution that can best perpetuate the success of the business and support the long-term interest of our stockholders. To effectively support its responsibilities, the Board has four board committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Cybersecurity Committee. These Board committees carry out responsibilities set out in specific committee charters approved by the Board and consistent with applicable requirements of the NYSE and the SEC. The Board may at its discretion retain outside advisors at the Company’s expense in carrying out its responsibilities.

Our Board is committed to good corporate governance practices and seeks to represent stockholder interests through the exercise of sound judgment. To this end, the Board has adopted Corporate Governance Guidelines (“Guidelines”) that provide specific provisions for the governance of the Board and Company. We have a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all directors, officers and employees that is approved and adopted by our Board representing our commitment to the highest standards of ethics and integrity in the conduct of our business. Our bylaws, together with the Guidelines, the Board committee charters and our Code of Conduct serve as the governance and compliance framework of the Company.

On an annual basis, the Board and its committees review the Guidelines, Board committee charters and our Code of Conduct. The Guidelines, the written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Cybersecurity Committee and the Code of Conduct, as well as any amendments from time to time, may be found under “Leadership & Governance” in the Investor Relations section of our website at investor-relations.calix.com. The referenced information on the Investor Relations section of our website is not a part of this Proxy Statement.

Leadership Structure of the Board

Under our bylaws, our Board appoints our corporate officers, including the chief executive officer. We separate the roles of chief executive officer and chairman of the Board in recognition of the differences between the two roles. Mr. Russo serves as president and chief executive officer and is responsible for setting the strategic direction for and the day-to-day leadership and performance of Calix, while Mr. Listwin serves as chairman and provides guidance to the chief executive officer and management, sets the agenda for Board meetings and presides over meetings of the full Board. The Board does not have a policy on whether the role of the chairman and chief executive officer should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee and if it is to be combined, whether a lead independent director should be selected. As president and chief executive officer, Mr. Russo is not “independent” under the rules of the NYSE. Mr. Listwin, Calix’s chairman, is an independent director, as defined under the rules of the NYSE. The Board believes that the current board leadership structure is best for Calix and its stockholders at this time. Our Nominating and Corporate Governance Committee periodically reviews and recommends to the Board the leadership structure of the Board.

Board Independence

Among other considerations, the Board strongly values independent board oversight as an essential component of strong corporate performance. On at least an annual basis, the Board undertakes a review of the independence of each director and considers whether any director has a material relationship with Calix. The Board evaluates each director under the independence rules of the NYSE and the non-employee director and audit committee independence requirements of the SEC.

The NYSE rules require listed company boards have at least a majority of independent directors. Based on its evaluation, our Board determined that each of Messrs. Bowick, DeNuccio, Everett, Flynn, Listwin, Matthews, Peters and Plants, and each of Mses. Crusco and Makagon, representing ten of Calix’s eleven current directors, are independent directors as defined under the NYSE rules. Mr. Russo, who has served as our president and chief executive office since 2002, is the only member of the Board who is not independent.

Ten of the total eleven directors of our Board are independent under NYSE rules:

Director	Independent	Director Since
Christopher Bowick	Independent	2014
Kathy Crusco	Independent	2017
Kevin DeNuccio	Independent	2012
Mike Everett	Independent	2007
Michael Flynn	Independent	2004
Don Listwin	Independent	2007
Kira Makagon	Independent	2017
Michael Matthews	Independent	2010
Kevin Peters	Independent	2014
J. Daniel Plants	Independent	2018
Carl Russo	Not Independent	1999

Board Composition and Qualifications

The Board assesses Board composition and qualifications at least annually. In assessing Board composition and qualifications, as well as in evaluating candidates for nomination or to fill vacancies on the Board, the Board seeks to maximize effectiveness of the Board and its committees to perpetuate the success of the Company, to best represent stockholder interests through the exercise of sound judgment and to assure continuity in the Board’s oversight over the Company and management. The Board places significant emphasis on ensuring an appropriate mix of characteristics, skills and experience for the Board as a whole and as to each individual director. The Board, through its Nominating and Corporate Governance Committee, evaluates the skills and attributes of the Board as a whole and each individual director against the Company’s needs and strategic direction. Among other considerations, the Board seeks to ensure an appropriate mix of expertise in executive and corporate leadership, diversity of background, perspective and experience (including diversity of gender, age and ethnicity), personal and professional integrity, ethics and values, financial and operational experience, as well as expertise and insights in technologies, industries and markets relevant to the Company’s strategic plans.

Our Board believes the current mix of skills, backgrounds and attributes of our Board maximizes the effectiveness of our Board in its oversight responsibilities. In 2017, we added two new directors to our Board, with Ms. Makagon bringing substantial expertise in global platform strategy, technology, cybersecurity, operations and high technology executive leadership to our Board and Ms. Crusco adding deep financial and operational expertise, executive leadership operations, public company leadership and governance experience to our Board. In 2018, we added Mr. Plants as a new director, bringing his expertise in corporate governance and leadership, as well as adding stockholder insight, to our Board. The Board values the increase in board gender diversity, experience and perspective from the additions of Mses. Crusco and Makagon and Mr. Plants to the Board. A summary of the mix of key skills and attributes representative of our current Board is as follows:

Our Board also considers board tenure in its review of Board composition. Our Board consists of a mix of board tenure. Of our independent directors, we have three directors at tenures of less than one year, two directors at tenures of one to five years, two directors at five to seven years and three directors at ten or more years. In May 2017, Mr. Pardun retired from our Board, and Mr. Flynn will retire from our Board effective as of the end of his current term at the 2018 Annual Meeting.

Director	Date Joined
Christopher Bowick	July 2014
Kathy Crusco	September 2017
Kevin DeNuccio	September 2012
Mike Everett	August 2007
Michael Flynn	July 2004
Don Listwin	January 2007
Kira Makagon	July 2017
Michael Matthews	December 2010
Kevin Peters	October 2014
J. Daniel Plants	March 2018
Carl Russo	December 1999

Board Meetings and Committees

Our Board met seven times during fiscal year 2017. During 2017, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. In addition, our Board met in executive session without management present during its four regularly scheduled in-person meetings in 2017. Our chairman of the Board presides over the executive sessions of the Board.

We encourage our directors to attend our annual meetings of stockholders and each director serving at the time of our 2017 annual meeting of stockholders was in attendance.

The Board has established three principal Board committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In June 2017, the Board established a fourth Board committee, the Cybersecurity Committee. The membership for all four Board committees are composed of independent directors.

Audit Committee

Our Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act and is responsible for overseeing management of Calix’s risks relating to accounting matters, financial reporting and legal and regulatory compliance. Each director serving on our Audit Committee is independent within the meaning of the NYSE listing standards and applicable rules and regulations of the SEC. Ms. Crusco joined our Audit Committee on December 6, 2017. Previously, Mr. Bowick served on our Audit Committee from May 17, 2017 to December 6, 2017 and former director Mr. Tom Pardun served on the Audit Committee until his retirement from our Board on May 17, 2017. Messrs. Bowick and Pardun were independent within the meaning of the NYSE listing standards and applicable rules and regulations of the SEC during their service on the Audit Committee.

The current members of our Audit Committee are Mr. Everett, Ms. Crusco and Mr. Matthews, with Mr. Everett serving as the Audit Committee chair. Our Board has determined that Mr. Everett and Ms. Crusco are each an “audit committee financial expert” as defined under the SEC rules. During 2017, the Audit Committee met ten times, and conducted private sessions with our independent registered public accounting firm, with individual members of management and with the committee members at each of its four in-person meetings.

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of Calix’s quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on Calix’s engagement team as required by law; reviews Calix’s critical accounting policies and estimates; oversees the internal audit function and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee operates under a written charter pursuant to applicable standards and rules of the SEC and the NYSE. The Audit Committee’s written charter is available under “Leadership & Governance” in the Investor Relations section of our website at investor-relations.calix.com.

In carrying out its responsibilities, the Audit Committee may at its discretion retain outside advisors at the Company’s expense.

Compensation Committee

Our Compensation Committee is responsible for overseeing the management of risks relating to Calix’s executive compensation plans and arrangements. Each director serving on our Compensation Committee is independent within the meaning of the NYSE listing standards, applicable rules and regulations of the SEC and Section 162(m) of the Internal Revenue Code. Mr. DeNuccio joined the Compensation Committee on July 18, 2017. Previously, Mr. Listwin served on our Compensation Committee until July 18, 2017, during which time he was independent within the meaning of the applicable rules and regulations of the NYSE and SEC.

The current members of our Compensation Committee are Messrs. Flynn, Bowick and DeNuccio, with Mr. Flynn serving as the Compensation Committee chair. During 2017, the Compensation Committee met eight times.

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of Calix executive officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and other executive officers, evaluates the performance of these executives in light of those goals and objectives, and sets the compensation of these executives based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under Calix stock plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with Calix’s certificate of incorporation and bylaws, Section 162(m) of the Internal Revenue Code of 1986 (to the extent applicable), NYSE rules and other applicable law. The Compensation Committee operates under a written charter pursuant to applicable standards and rules of the SEC and the NYSE. The Compensation Committee’s written charter is available under “Leadership & Governance” in the Investor Relations section of our website at investor-relations.calix.com.

In carrying out its responsibilities, the Compensation Committee may at its discretion retain outside advisors at the Company’s expense.

Compensation Committee Interlocks and Insider Participation

Messrs. Bowick and Flynn served on Calix’s Compensation Committee for the entirety of 2017. Mr. Listwin served on the Compensation Committee until July 18, 2017. Mr. DeNuccio has served on the Compensation Committee since July 18, 2017. None of the members of Calix’s Compensation Committee is or was at any time during 2017 an officer or employee of Calix, was formerly an officer of Calix or has engaged in certain related transactions with Calix, as required to be disclosed by SEC regulations. None of Calix’s executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on Calix’s Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for overseeing management of Calix’s risks associated with the independence of the Board and potential conflicts of interest. Each director serving on our Nominating and Corporate Governance Committee is independent within the meaning of the NYSE listing standards.

Our Nominating and Corporate Governance Committee currently consists of Messrs. Listwin, Peters and Flynn, with Mr. Listwin serving as the Nominating and Corporate Governance Committee chair. During 2017, the Nominating and Corporate Governance Committee met five times.

The Nominating and Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing Calix’s Corporate Governance Guidelines and reporting and making recommendations concerning governance matters. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. The Nominating and Corporate Governance Committee’s written charter is available under “Leadership & Governance” in the Investor Relations section of our website at investor-relations.calix.com.

In carrying out its responsibilities, the Nominating and Corporate Governance Committee may at its discretion retain outside advisors at the Company’s expense.

Director Nominations

The Nominating and Corporate Governance Committee considers director candidate recommendations from a variety of sources, including nominees recommended by stockholders. The Nominating and Corporate Governance Committee may also retain an executive search firm to assist in identifying, screening and facilitating the interview process of director candidates. The Nominating and Corporate Governance Committee may take into account minimum qualifications including, among other factors the Committee may deem appropriate: diversity of personal and professional background, perspective and experience, including diversity of gender, age and ethnicity; personal and professional integrity, ethics and values; experience in corporate management, operations or finance; experience relevant to the Company’s industry and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise; practical and mature business judgment; promotion of a diversity of business or career experience relevant to the success of the Company; and any other relevant qualifications, attributes or skills, which will be evaluated in the context of the Board as a whole, with the objective of assembling a board that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In addition, the Nominating and Corporate Governance Committee expects any candidate for the Board to be able to represent the interests of the Company’s stockholders as a whole rather than any special interest or constituency.

Each of our nominees standing for election at this 2018 Annual Meeting was recommended to the Board by the Nominating and Corporate Governance Committee based on the Committee’s evaluation as set forth above.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to Calix, which must be received at Calix’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the annual meeting date is first made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election under Section 14(a) of the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of Calix’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 1035 North McDowell Boulevard, Petaluma, California 94954. The presiding officer at the applicable annual meeting may, if the facts warrant, determine that a nomination was not properly made in accordance with the foregoing, in which case the defective nomination may be disregarded.

Cybersecurity Committee

The Cybersecurity Committee was constituted by the Board in June 2017 as a Board committee of independent directors responsible for overseeing the management of enterprise security over cyber risks, overall data and security breach readiness and our program for data and security breach response and management. Each director serving on our Cybersecurity Committee is independent within the meaning of the NYSE listing standards.

Calix’s Cybersecurity Committee currently consists of Mr. Peters, Ms. Makagon and Mr. Matthews, with Mr. Peters serving as the Cybersecurity Committee chair. During 2017, the Cybersecurity met two times since its June 2017 formation.

Our Cybersecurity Committee oversees Calix’s management of risks associated with cybersecurity threats and reviews with management at each meeting the Company’s assessment of cybersecurity threats and risks, data security programs, and management and mitigation of potential and any actual cybersecurity and information technology risks and breaches. Among other responsibilities, the Cybersecurity Committee also reviews and provides oversight of: the effectiveness of Calix’s data breach incident response plan; Calix’s cybersecurity risk systems against industry benchmarks and best practices; and Calix’s information security planning and resources to manage changes in Calix’s cybersecurity threat landscape, including assessments of the potential impact of cybersecurity risk on Calix’s business, operations and reputation. The Cybersecurity Committee’s written charter is available under “Leadership & Governance” in the Investor Relations section of our website at investor-relations.calix.com.

In carrying out its responsibilities, the Cybersecurity Committee may at its discretion retain outside advisors at the Company’s expense.

Annual Self-Assessment and Board Education

Annually, the Board and each Board committee conduct a self-assessment to assess the performance and effectiveness of the Board and Board committees, as well as to provide feedback on individual directors. The chairman of the Board leads discussions and actions related to the self-assessments. The Board is committed to the ongoing director education and advancement. To that end, the Company has a written Board education policy and provides its directors with membership in the National Association of Corporate Directors to assist them in remaining current with best practices and developments in board oversight and corporate governance.

Board Oversight Over Risks

The Board has an active role, as a whole and also at the committee level, in overseeing management of Calix’s risks, including financial risks, cybersecurity risks, credit and liquidity risks, legal and regulatory risks and operational risks. The Board is responsible for general oversight of risks and regularly reviews information from management who is responsible for the day-to-day processes and operations to manage risks.

The Audit Committee has primary responsibility for oversight over management’s processes over financial, credit and liquidity, legal and regulatory risks, including the Company’s compliance program; the Cybersecurity Committee oversees Calix’s management of risks associated with cybersecurity threats; and the Compensation Committee is responsible for risk assessments over Calix’s compensation practices and policies. While Board committees have responsibility for evaluating certain areas of risks and overseeing the management of such risks, the entire Board retains overall responsibility and remains regularly informed through committee reports about such risks.

Code of Conduct and Compliance

We are committed to the conduct of our business to the highest standards of ethics and integrity as reflected in our Code of Conduct. All of our directors, officers and employees are expected to comply with our Code of Conduct, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Under our Code of Conduct, we have established a compliance hotline that is operated by an independent third party to receive complaints about any accounting, internal control, or auditing matters, as well as compliance, ethical or other matters of concern (including on an anonymous basis where permitted under applicable law). Annually, our Audit Committee reviews our Code of Conduct and related policies and processes with management. Our Code of Conduct is available under “Leadership & Governance” in the Investor Relations section of our website at investor-relations.calix.com.

Risk Assessment of Compensation Practices and Policies

We have assessed, with input from outside consultants, and discussed with the Compensation Committee our compensation policies and practices for our employees as they relate to risk management. Based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash incentives and sales-based incentives focus on achievement of short-term or annual goals, we believe that our performance-based cash incentives and sales-based incentives appropriately balance risk and the desire to focus employees on specific goals important to our long-term success. We believe these programs also do not encourage unnecessary or excessive risk taking as the potential payout is limited, with payouts on performance-based cash incentives generally limited to 100% of target and payouts of greater than target under sales-based incentives based on limited incremental achievement above 100% of target. Further, such programs represent only one portion of the total compensation opportunities available to most employees and we believe that our internal policies and controls help mitigate this risk.

A significant portion of the compensation provided to senior management is in the form of long-term equity-based incentives that are important to help further align management’s interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

The statements regarding the risks arising from our compensation policies and practices contain forward-looking statements that involve substantial risks and uncertainties. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

Communications with the Board

Stockholders and other interested parties may communicate with the Board or any specified individual directors. Such correspondence should be sent to the attention of the Board or specific directors, c/o Corporate Secretary, 1035 N. McDowell Boulevard, Petaluma, California 94954.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 19, 2018 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each NEO as set forth in the summary compensation table in this Proxy Statement; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 19, 2018 and restricted stock units (“RSUs”) that vest within 60 days of March 19, 2018, are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 51,718,928 shares of our common stock outstanding (exclusive of treasury shares) on March 19, 2018. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Calix, Inc., 1035 N. McDowell Boulevard, Petaluma, California 94954.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Common Stock		Options Exercisable Within 60 Days	RSUs Vesting Within 60 Days	Total Number of Shares Beneficially Owned	Percent
5% Stockholder:
Nokomis Capital, L.L.C. 2305 Cedar Springs Rd., Suite 420 Dallas, TX 75201	4,086,833	(1)	—	—	4,086,833	7.90%
Dimensional Fund Advisors LP Dimensional Place 6300 Bee Cave Road, Building One Austin, TX 78746	2,994,490	(2)	—	—	2,994,490	5.79%
Lapides Asset Management, LLC. 500 West Putnam Avenue, 4th Floor Greenwich, CT 06830	2,974,000	(3)	—	—	2,974,000	5.75%
Divisar Partners QP, L.P. 275 Sacramento Street, 8th Floor San Francisco, CA 94111	2,938,305	(4)			2,938,305	5.68%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,844,535	(5)	—	—	2,844,535	5.50%
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	2,751,704	(6)	—	—	2,751,704	5.32%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	2,639,200	(7)	—	—	2,639,200	5.10%
Named Executive Officers:
Carl Russo	6,127,855	(8)	420,000	—	6,547,855	12.66%
Cory Sindelar	20,000		—	—	20,000	*
Michael Weening	2,414		166,250	—	168,664	*
Gregory Billings	—		109,375	—	109,375	*
William Atkins (9)	—		—	—	—	—
Non-Employee Directors:
Don Listwin	819,590	(10)	7,500	17,910	845,000	1.63%
Christopher Bowick	57,551		—	17,910	75,461	*
Kathy Crusco	—		—	26,936	26,936	*
Kevin DeNuccio	149,925		—	17,910	167,835	*
Michael Everett	107,851		10,000	17,910	135,761	*
Michael Flynn	108,027		12,500	17,910	138,437	*
Kira Makagon	—		—	24,330	24,330	*
Michael Matthews	78,030		12,500	17,910	108,440	*
Kevin Peters	56,173		—	17,910	74,083	*
J. Daniel Plants	1,013,794	(11)	—	—	1,013,794	1.96%
All Current Directors and Executive Officers as a Group (14 persons)	8,541,210		738,125	176,636	9,455,971	18.28%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)	The information was based upon a Schedule 13G filed with the SEC on February 15, 2018 by Nokomis Capital, L.L.C. and Brett Hendrickson as a group. Each of Nokomis Capital, L.L.C. and Mr. Hendrickson has shared voting with respect to 4,086,833 of these shares and shared dispositive power over 4,086,833 of these shares.
(2)	The information was based upon a Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 2,812,306 of these shares and sole dispositive power with respect to 2,994,490 of these shares. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares.

(3)	The information was based upon a Schedule 13G/A filed with the SEC on February 8, 2018 by Lapides Asset Management, LLC. Lapides Asset Management, LLC has sole voting power with respect to 2,438,300 of these shares and sole dispositive power over 2,974,000 of these shares.
(4)	The information was based upon a Schedule 13G filed with the SEC on January 8, 2018 by Divisar Partners QP, L.P., Divisar Capital Management LLC, and Steven Baughman as a group. Divisar Partners QP, L.P. has shared voting power with respect to 2,690,649 shares and shared dispositive power with respect to 2,690,649 shares. Divisar Partners QP, L.P. disclaims beneficial ownership of the shares. Each of Divisar Capital Management LLC and Mr. Baughman has shared voting power with respect to 2,938,305 shares and shared dispositive power with respect to 2,938,305 shares.
(5)	The information was based upon a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock, Inc. BlackRock, Inc. has sole voting with respect to 2,784,788 of these shares and sole dispositive power over 2,844,535 of these shares. The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of its subsidiaries: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; Blackrock Financial Management, Inc.; or BlackRock Investment Management, LLC.
(6)	The information was based on upon a Schedule 13G/A filed with the SEC on February 14, 2018 by Ameriprise Financial, Inc., or AFI, Columbia Management Investment Advisers, LLC, or CMIA, as a group. Each of AFI and CMIA reports that it holds shared voting power with respect to 2,751,704 shares and shared dispositive power with respect to 2,751,704 shares.
(7)	The information was based upon a Schedule 13G filed with the SEC on February 14, 2018 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation as a group. Each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation has sole voting with respect to 2,639,200 of these shares and sole dispositive power over 2,639,200 of these shares.
(8)	Includes 2,239,188 shares held by The Crescentico Trust, Carl Russo, Trustee; 275,633 shares held by Equanimous Investments; and 284,653 shares held by Calgrat Partners, L.P. The managing members of Equanimous Investments are Carl Russo and Tim Pasquinelli. The managing partner of Calgrat Partners, L.P. is Tim Pasquinelli. Mr. Russo and Mr. Pasquinelli may be deemed to have shared voting and investment power over the shares held by Equanimous Investments and Calgrat Partners, L.P., as applicable. Mr. Russo and Mr. Pasquinelli each disclaim beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of each of The Crescentico Trust, Carl Russo, Trustee; Equanimous Investments; and Calgrat Partners, L.P. is 1960 The Alameda #150, San Jose, California 95126.
(9)	Mr. Atkins resigned as our executive vice president and chief financial officer effective May 19, 2017.
(10)	Includes 200,000 shares held by No Mas Ninos, L.P. Mr. Listwin is a general partner of No Mas Ninos, L.P. and may be deemed to have shared voting and investment power over the shares held by the partnership.
(11)	Represents 1,013,794 shares held by Voce Capital Management, LLC. Mr. Plants is a managing member of Voce Capital Management, LLC and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We believe that during the fiscal year 2017, our directors and Section 16 officers complied with all Section 16(a) filing requirements. In making the above statements, we have relied upon the written representations of our directors and Section 16 officers.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board shall be divided into three classes, with the directors in each class having a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

As of April 3, 2018, the date this Proxy Statement is made available, the Board consists of eleven directors, divided into the following three classes:

•	Class I directors: Kevin DeNuccio, Kira Makagon and Michael Matthews, whose current terms will expire at the 2020 Annual Meeting;

•	Class II directors: Christopher Bowick, Kathy Crusco, Michael Flynn and Kevin Peters, whose current terms will expire at the 2018 Annual Meeting; and

•	Class III directors: Michael Everett, Don Listwin, J. Daniel Plants and Carl Russo, whose current terms will expire at the 2019 Annual Meeting.

Mr. Flynn, one of our Class II directors, notified us of his decision to retire from the Board effective as of the end of his current term at the 2018 Annual Meeting. In March 2018, our Board of directors appointed J. Daniel Plants to the Board of Directors and designated Mr. Plants as a Class III director. The Board has approved changes to our classes of directors in order to rebalance the members among the director classes following the departure of Mr. Flynn from the Board, including the nomination of Mr. Plants as a Class II director nominee at the 2018 Annual Meeting, with such changes to be effective immediately following the 2018 Annual Meeting subject to the directors’ resignations from their current classes, as described in further detail below under “Director Class Changes.” Accordingly, our Nominating and Corporate Governance Committee recommended, and our Board has approved, Christopher Bowick, Kathy Crusco, Kevin Peters and J. Daniel Plants as nominees for election to the Board as Class II directors at the 2018 Annual Meeting. Messrs. Bowick, Peters and Plants and Ms. Crusco have each agreed to stand for reelection as Class II directors.

Each director to be elected will hold office from the date of such director’s election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four Class II director nominees named above. In connection with Mr. Flynn’s retirement, the Board size will be reduced to ten (10) directors effective immediately following the end of Mr. Flynn’s current term at the Annual Meeting.

The Board expects each of the nominees to be available for election to the Board at the 2018 Annual Meeting. In the event that any nominee should be unable to serve or for good cause will not serve, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

Our Director Nominees and Board of Directors

At least annually our Nominating and Corporate Governance Committee reviews the skills and characteristics of directors and the mix of skills and experience and diversity of the Board in the context of our business strategy, growth initiatives and our customers and target market, our business and operating requirements and the long-term interests of our stockholders. In doing so, the Nominating and Corporate Governance Committee seeks a board composition that can best perpetuate the success of the business and represent stockholder interests. The Committee also considers the tenure of our directors and seeks to maintain a balance of longer tenured directors with deep institutional knowledge and newer directors who bring new perspectives to the Board. See further discussion under “Board Meetings and Committees — Nominating and Corporate Governance Committee” above regarding the Nominating and Corporate Governance Committee’s evaluation and selection of director nominees.

The Board believes that all the nominees for reelection are highly qualified and have the skills and experience required for effective service on the Board. In particular, Messrs. Bowick and Peters bring significant industry-specific experience along with knowledge and expertise with respect to large communications service providers representative of the markets we serve. Ms. Crusco adds deep financial and operational expertise as well as public company leadership and governance experience, and serves on our Audit Committee as one of the “financial experts” (as such term is defined under SEC regulations). Mr. Plants, our most recent appointment to the Board, provides expertise in the areas of corporate governance and leadership, as well as adding stockholder insight. We believe the skills and attributes of these nominees complement the expertise, background and experience of our other continuing directors.

Biographical information describing the qualifications and relevant experience, skills and attributes of our Class II nominees and our other current directors who will continue in office after the Annual Meeting as of April 3, 2018 is set forth below.

Nominees for Election to a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders

Christopher Bowick

Independent director Age: 62 Director since 2014 Calix Board committees: Compensation Other current directorships: • Minerva Networks (private) • ComSonics, Inc. (private)

Mr. Bowick brings to our Board extensive experience in advising and managing companies in the technology and telecommunications industries. Mr. Bowick is principal of The Bowick Group, LLC, where he provides technology, product, business and executive-development advice and counsel to clients in the cable television and telecommunications industries.

From 1998 until his retirement in 2009, Mr. Bowick held various positions at Cox Communications. Mr. Bowick joined Cox in 1998 as vice president, technology development, and was named senior vice president of engineering and chief technical officer in 2000. Mr. Bowick retired as chief technology officer of Cox in June of 2009. At Cox, Mr. Bowick was responsible for strategic technology planning, day-to-day technical operations and the development and deployment of technology solutions for the company’s video, voice, high speed data and wireless products, including the development and deployment of telecommunications services, such as circuit-switched telephone, voice over IP, high-speed data, digital video, HDTV, video-on-demand and interactive television. Mr. Bowick was also responsible for network engineering and network operations for Cox’s nation-wide network infrastructure including its national backbone, Metropolitan Area Networks and HFC networks. Prior to joining Cox, Mr. Bowick served as group vice president of technology and chief technical officer for Jones Intercable, Inc., while simultaneously serving as president of Jones Futurex, a designer and manufacturer of triple DES, PC-based hardware encryption devices and provider of contract manufacturing services. Prior to Jones, Mr. Bowick served as vice president of engineering for Scientific Atlanta’s Transmission Systems Business Division, and as a design engineer for Rockwell International, Collins Avionics Division.

Mr. Bowick holds a Master of Business Administration from the University of Colorado and a Bachelor of Science in Electrical Engineering from the Georgia Institute of Technology.

Kathy Crusco

Independent director Age: 53 Director since 2017 Calix Board committees: Audit (Audit Committee financial expert) Other current directorships: Mitchell International, Inc. (private)

Ms. Crusco brings to our Board a wealth of experience instilling operational rigor at leading technology companies. Since December 2017, Ms. Crusco has served as executive vice president and chief financial officer at Kony, Inc., a privately-held mobile applications solutions provider.

From August 2016 until November 2017, Ms. Crusco served as executive vice president, chief operating officer and chief financial officer at Epicor Software Corporation, a privately-held software company. Ms. Crusco joined Epicor in May 2011 when the company merged with Activant Solutions Inc., a business management software company where she served as senior vice president and chief financial officer from May 2007 to November 2010, then as executive vice president and chief financial officer. Before joining Activant, she worked for Polycom from 2002 to 2007, rising to the role of vice president of worldwide finance during her tenure. Ms. Crusco has also held a variety of financial roles at Documentum, Inc., Adaptec, Inc. and Price Waterhouse LLP.

Ms. Crusco holds a Bachelor of Science in Business Administration with an emphasis in accounting from California State University, Chico.

Kevin Peters	Cybersecurity Committee Chair

Independent director

Age: 54

Director since 2014

Calix Board committees:

•   Cybersecurity (Chair)

•   Nominating and Corporate Governance

Other current directorships:

•   AwareX, Inc. (private)

•   NetNumber Inc. (private)

•   UniTek Global Services, Inc. (private)

Mr. Peters brings to our Board a wealth of leadership experience gained over the course of a 28-year career with AT&T, one of world’s largest communications companies. Since February 2018, Mr. Peters has served as president and chief executive officer of NetNumber Inc., a privately-held technology company.

Mr. Peters formerly served as executive vice president, global customer service for AT&T, Inc., from 2012 until his retirement in 2014. Mr. Peters joined AT&T in 1986, and held various functional roles, including in IT, sales, engineering and finance until 2000. Mr. Peters then served as vice president, local network planning and project management in 2001. During his subsequent career at AT&T, Mr. Peters served in the following capacities: senior vice president, network engineering from 2003 until 2004; senior vice president, global network technology program management, AT&T Labs in 2005; senior vice president-enterprise systems and software engineering in 2006; executive vice president, global network operations from 2006 until 2009; and chief marketing officer, business from 2010 until 2011. Since retiring, Mr. Peters has provided advisory services to a number of companies, including Accenture, a global management consulting and professional services firm, and J&L Group, a privately-held telecommunications company. In addition to the other current directorships described, Mr. Peters also currently volunteers and serves on the board of directors of the Crandon Lakes Country Club and the Yogi Berra Museum and Learning Center; and serves on the advisory board of the Howe School of Business, Stevens Institute of Technology.

Mr. Peters holds a Master of Business Administration with honors (Beta Gamma Sigma) from Columbia University, a Master of Science in Telecommunications Engineering from Stevens Institute of Technology and a Bachelor of Science in Psychology from Fairfield University, and attended the Harvard University Advanced Management Program.

J. Daniel Plants

Independent director Age: 51 Director since 2018 Calix Board committees: None Other current directorships: Cutera, Inc. (chairman of the board and member of compensation committee)

Mr. Plants brings to our Board extensive experience as a successful investor, director and advisor to public companies. Currently, Mr. Plants serves as chief investment officer of Voce Capital Management, LLC, an investment advisor that he founded in 2011. Mr. Plants is also admitted to the New York Bar.

From July 2007 until May 2009, Mr. Plants served as managing director and head of communications technology and media for Needham & Company LLC, an investment banking and asset management firm. Prior to joining Needham & Company, Mr. Plants held a number of executive leadership roles at investment banking firms Goldman Sachs and JPMorgan Chase. Mr. Plants also served on the board of directors of Destination Maternity Corporation, a maternity apparel retailer, from November 2014 until December 2016.

Mr. Plants holds a Juris Doctor from the University of Michigan Law School and a Bachelor of Arts in economics from Baylor University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS II DIRECTOR NOMINEE NAMED ABOVE.

Current Directors Continuing in Office After the Annual Meeting

Kevin DeNuccio

Independent director Age: 58 Director since 2012 Calix Board committees: Compensation Other current directorships: • GroundCntrl, Inc. (private) • Juniper Networks, Inc. • SevOne, Inc. (private)

Mr. DeNuccio brings to our Board over 25 years of leadership and governance experience at communications technology companies and service providers worldwide. Mr. DeNuccio is presently general partner of Wild West Capital LLC, a private investment firm which he co-founded in July 2012.

From February 2014 until April 2017, Mr. DeNuccio served as president, chief executive officer and a member of the board of directors of Violin Memory, Inc., a publicly-held data storage company, which filed a voluntary petition for Chapter 11 bankruptcy protection in December 2016 and subsequently announced an acquisition bid by a unit of Soros Fund Management LLC that has been approved by the U.S. bankruptcy court. Mr. DeNuccio served as chief executive officer of Metaswitch Networks, a telecommunications hardware and software company, from February 2010 until June 2012. From January 2007 until the present, Mr. DeNuccio has also worked as a private equity investor, both individually and through Wild West Capital. Mr. DeNuccio served as chief executive officer of Redback Networks from August 2001 until its acquisition by Ericsson in January 2007. From 1995 to 2001, he held a number of executive positions at Cisco Systems, Inc., including senior vice president of worldwide service provider operations. Prior to joining Cisco, Mr. DeNuccio was founder, president, and chief executive officer of Bell Atlantic Network Integration, a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). He has also held senior management positions at both Unisys Corporation’s and Wang Laboratories’ network integration and worldwide channel partner businesses. Mr. DeNuccio previously served on numerous public and private boards of directors, including Sandisk, Redback and JDS Uniphase Corporation, each a publicly-held company.

Mr. DeNuccio has a Master of Business Administration from Columbia University and a Bachelor’s degree in Finance from Northeastern University, and currently serves on the board of Northeastern University.

Michael Everett	Audit Committee Chair

Independent director Age: 68 Director since 2007 Calix Board committees: Audit (Chair and Audit Committee financial expert) Other current directorships: None

Mr. Everett brings to our Board over 30 years of experience in senior management and financial operations at communications technology companies, as well as his background as a corporate attorney. Mr. Everett was named chief financial officer of the year by San Francisco Business Times in 2007 and is admitted to the State Bar of California and the New York Bar.

From May 2007 until his retirement in December 2008, Mr. Everett served as vice president of finance at Cisco Systems, Inc. From April 2003 to May 2007, Mr. Everett was chief financial officer of WebEx Communications, Inc., a web collaboration service provider that was acquired by Cisco. From 2001 to 2003, Mr. Everett served as chief financial officer of Bivio Networks, Inc., a network appliance company. In 2001, Mr. Everett served as chief financial officer of VMware, Inc., an infrastructure software company. From February 1997 to November 2000, Mr. Everett served as executive vice president and chief financial officer of Netro Corporation, a broadband wireless technology provider. Mr. Everett served in several senior management positions at Raychem Corporation from 1987 through 1996, including senior vice president and chief financial officer from August 1988 to August 1993, and was involved in the company’s early fiber to the home initiatives. Before joining Raychem Corporation, Mr. Everett served as a partner in the law firm of Heller, Ehrman, White & McAuliffe LLC. He currently serves on the board of trustees of the Santa Fe Chamber Music Festival, and is treasurer of its endowment foundation board. Mr. Everett also formerly served on the board of directors and as chairman of the audit committee of Smart Focus, Ltd., a privately-held marketing analytics company, and on the board of directors of Broncus Technologies, Inc., a privately-held medical technology company, including as chairman of the audit committee and member of the compensation committee.

Mr. Everett holds a Juris Doctor from the University of Pennsylvania Law School and a Bachelor of Arts in History from Dartmouth College.

Don Listwin	Chairman of the Board Nominating and Corporate Governance Committee Chair

Independent director

Age: 59

Director since 2007

Calix Board committees:

Nominating and Corporate Governance (Chair)

Other current directorships:

•   POET Technologies Inc. (member of audit and compensation committees)

•   Robin Systems, Inc. (private)

•   D-Wave Systems, Inc. (private)

•   Teradici Corporation (private)

Mr. Listwin has served as chairman of our Board since July 2007, and brings over 30 years of experience in the networking industry to our Board. Since January 2018, Mr. Listwin has served as chief executive officer of iSchemaView, a privately-held medical device company.

Mr. Listwin founded BelizeKIDS.org in 2016, a non-profit organization focused on helping children in Belize, and Canary Foundation in 2004, a non-profit organization devoted to the early detection of cancer, and has served on the board of directors of both organizations since their inception. From January 2008 to January 2009, Mr. Listwin served as chief executive officer of Sana Security, Inc., a security software company, which was acquired by AVG Technologies. From September 2000 to October 2004, Mr. Listwin served as chief executive officer of Openwave Systems Inc., a leader in mobile internet infrastructure software. From August 1990 to September 2000, he served in various capacities at Cisco Systems, Inc., most recently as executive vice president. Mr. Listwin formerly served on the board of directors of Violin Memory, Inc., Isilon Systems, Inc., Openwave Systems Inc. (now known as Unwired Planet, Inc.), TIBCO Software Inc., Redback Networks, Inc. and E-Tek Dynamics Inc., each a publicly-held company. Mr. Listwin also previously served as a member of the board of scientific advisors of the National Cancer Institute.

Mr. Listwin holds an honorary Doctorate of Law from the University of Saskatchewan and a Bachelor of Science in Electrical Engineering from the University of Saskatchewan.

Kira Makagon

Independent director Age: 54 Director since 2017 Calix Board committees: Cybersecurity Other current directorships: None

Ms. Makagon brings to the Board extensive experience in global platform strategy, technology, cybersecurity, operations and high technology executive leadership. Since August 2012, Ms. Makagon has served as executive vice president of innovation at RingCentral, Inc., a publicly-held provider of cloud-based global collaborative communications solutions.

From January 2012 to July 2012, Ms. Makagon served as the senior vice president of products of iCrossing, a global digital marketing agency owned by Hearst Corporation. From June 2009 to December 2011, she held various executive leadership roles at Red Aril, Inc., an online media technology company, serving as founder, chief executive officer and member of the board of directors from June 2009 to April 2010, and president from April 2010 to December 2011. Prior to joining Red Aril, Ms. Makagon held various executive leadership roles at NebuAd, Inc., an online data and media company, serving as co-founder and president from September 2006 to July 2008, chief executive officer from August 2008 to December 2008, and consultant and board member from January 2009 to May 2009. Ms. Makagon has also served in various roles at Exigen Group, a provider of SaaS workflow platforms and call center solutions, including president, ventures and alliances, and executive vice president, marketing and business development, as well as serving on the board of directors. Prior to that, Ms. Makagon co-founded and held key executive positions in flagship online marketing and CRM companies, including Octane Software, which was acquired by E.piphany, and Scopus Technology, where she brought multiple generations of CRM products to market.

Ms. Makagon holds a Bachelor of Science in computer science and a Master of Business Administration from the University of California, Berkeley.

Michael Matthews

Independent director Age: 61 Director since 2010 Calix Board committees: • Audit • Cybersecurity Other current directorships: • AwareX, Inc. (private) • Innovolt, Inc. (private)

Mr. Matthews is a marketing and business strategy executive with significant exposure to the telecommunications industry and to global markets. Mr. Matthews brings to our Board over 30 years of experience in the technology industry, and a strong background in telecommunications, software, technology and innovation. Mr. Matthews currently serves as an advisor to the TMForum, a global trade association with over 900 member companies including communication service providers, digital service providers and enterprises. Since January 2016, Mr. Matthews has served as chief executive officer and chairman of AwareX, Inc., a privately-held technology company (formerly MobileAware, Ltd).

From January 2012 through September 2013, Mr. Matthews served as chief corporate development officer for the information technology company AGT International GMBH, where he was responsible for AGT’s research and development, new business ventures and marketing. From September 2008 to December 2011, Mr. Matthews served as head of strategy and business development at Nokia Siemens Networks, a telecommunications company, where he directed the company’s strategic planning and investments, mergers and acquisitions program and strategic alliances and partnerships. From February 2003 to January 2008, Mr. Matthews served as chief marketing officer at Amdocs Inc., a publicly-held software and services provider. From September 1999 to March 2002 he served as the executive vice president, sales and marketing, at Groove Networks, a privately held software company which was acquired by Microsoft Corporation. Prior to this, he served in leadership positions across technology companies in the United States and Australia such as Platinum Technology, Inc. a database management software company which was acquired by Computer Associates, Inc., Sterling Software, a software company which was acquired by Computer Associates, Inc., and Digital Equipment Corporation, which was acquired by Compaq Computer Corporation.

Mr. Matthews has a degree in Civil Engineering from the University of Queensland, Australia.

Carl Russo	President and Chief Executive Officer

Director Age: 61 Director since 1999 Calix Board committees: None Other current directorships: None

Mr. Russo has served as Calix’s president and chief executive officer since December 2002. As Calix’s president and chief executive officer, Mr. Russo brings substantial expertise and knowledge regarding our business strategy, markets and operations to Calix’s board of directors. He also brings to the Board an extensive background in the telecommunications and networking technology industries.

From November 1999 to May 2002, Mr. Russo served as vice president of optical strategy and group vice president of optical networking of Cisco Systems, Inc. From April 1998 to October 1999, Mr. Russo served as president and chief executive officer of Cerent Corporation, which was acquired by Cisco. From April 1995 to April 1998, Mr. Russo served in various capacities, including as chief operating officer, at Xircom, Inc., which was acquired by Intel Corporation. Previously, Mr. Russo served as senior vice president and general manager for the hyperchannel networking group of Network Systems Corporation and as vice president and general manager of the data networking products division of AT&T Paradyne Corporation. Mr. Russo served on the board of directors of Vital Network Services, Inc., a privately-held company delivering network lifecycle services, and Xirrus, Inc., a privately-held company providing products that enable high-performance wireless networks.

Mr. Russo attended Swarthmore College and previously served on its board of managers.

There are no family relationships among any directors, director nominees or executive officers of Calix.

Director Class Changes

As described above under “Board Composition and Qualifications,” since 2017, our Board has added three new directors bringing substantial expertise, experience and skills to our Board, had two director retirements and, in June 2017, constituted our Cybersecurity Committee. In addition, in February 2018, Mr. Flynn announced his decision to retire from our Board, as chair of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee at the end of his current term at the 2018 Annual Meeting.

In light of these recent changes in membership to our Board and taking into account board committee appointments, in March 2018 our Nominating and Corporate Governance Committee recommended and our Board adopted resolutions to (i) appoint Mr. Bowick to serve as chair of our Compensation Committee, (ii) appoint Mr. Listwin to serve on our Compensation Committee, (iii) appoint Mr. DeNuccio to serve on our Nominating and Corporate Governance Committee and (iv) make the following changes with respect to our classes of directors in order to rebalance the members among the director classes, with such appointments and director class changes to be effective immediately following the 2018 Annual Meeting:

Director	Current Class	New Class	Next Election Year
Chris Bowick	Class II	Class III	2019
Kathy Crusco	Class II	Class I	2020
Michael Everett	Class III	Class I	2020
Don Listwin	Class III	Class II	2021
Kira Makagon	Class I	Class III	2019
Michael Matthews	Class I	Class III	2019
J. Daniel Plants	Class III	Class II	2021

The above-noted director class changes will be effected through the resignation and immediate reappointment of the directors solely to satisfy the requirements of the Delaware General Corporation Law, and for all other purposes, each director’s service on the Board will be deemed to have continued uninterrupted.

Our Executive Officers

The following is biographical information for our current executive officers who were not discussed above.

Name	Age	Position(s)
Cory Sindelar	49	Chief Financial Officer
Michael Weening	49	Executive Vice President, Sales and Marketing
Gregory Billings	50	Senior Vice President, Services

Cory Sindelar has served as Calix’s chief financial officer and principal financial officer since October 1, 2017, and previously served as Calix’s interim chief financial officer and principal financial officer from May 31, 2017 to September 30, 2017. Prior to joining Calix, Mr. Sindelar served from December 2011 to April 2017 as the chief financial officer of Violin Memory, Inc., a publicly-held data storage company, which filed a voluntary petition for Chapter 11 bankruptcy protection in December 2016 and subsequently announced an acquisition bid by a unit of Soros Fund Management LLC that has been approved by the U.S. bankruptcy court. He also previously served as chief financial officer of Kilopass Technology, Inc. from November 2010 to December 2011, and as chief financial officer of Ikanos Communications, Inc. from September 2006 to July 2010. From 2003 to 2006, Mr. Sindelar held various finance positions at EMC Corporation. From 2000 to 2003, Mr. Sindelar was vice president, corporate controller and principal accounting officer at Legato Systems, Inc., an enterprise software company, which was acquired by EMC. Mr. Sindelar holds a Bachelor of Science in Business Administration with an emphasis in accounting from Georgetown University.

Michael Weening joined Calix as our executive vice president of sales on June 27, 2016, and as of November 2016 has served as Calix’s executive vice president of sales and marketing. Prior to joining Calix, Mr. Weening held various executive leadership roles at Salesforce.com, a customer relationship management company. From August 2014 until June 2016, Mr. Weening served as senior vice president of global customer success and services at Salesforce.com, and from May 2012 until August 2014 as senior vice president of customer and sales growth in Japan and Asia Pacific at Salesforce.com. From May 2009 until May 2012, Mr. Weening served as vice president of business sales at Bell Mobility in Canada. Prior to joining Bell Mobility, Mr. Weening also held various sales leadership roles at Microsoft Corporation in Canada and the United Kingdom. Mr. Weening holds a Bachelor of Arts in Business Administration from Brock University.

Gregory Billings has served as Calix’s senior vice president of services since December 19, 2016. From October 2014 until December 2016, Mr. Billings served as vice president of global professional services and solutions at Zebra Technologies, Inc., a marking, tracking and computer printing technologies company, where Mr. Billings led the post-acquisition integration and growth of the enterprise business of Motorola Solutions, Inc., a communications products, solutions and services company. From December 2011 until October 2014, Mr. Billings served as vice president of global services and solutions at Motorola Solutions. Mr. Billings has also served as vice president and general manager of the global professional services and solutions business of Avaya, Inc., division president and general manager of the customer management product business unit at Amdocs, and as a vice president at Ernst & Young’s Telecom, Media & Entertainment Consulting Practice (acquired by Cap Gemini SA). Mr.  Billings holds a Bachelor of Arts in Economics and Political Science from The Colorado College.

Independence of the Board

The NYSE prescribes independence standards for listed companies. These standards require a majority of the Board to be independent. They also require each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board to be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with us. The Board also evaluates each director’s independence to serve on our Board and committees under the applicable requirements of the SEC. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. We also review our relationship with any entity employing a director or on which the director currently serves as a member of the board.

After review of all relevant transactions or relationships between each director, or any of his or her immediate family members, and Calix, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of Calix’s current directors are independent directors within the meaning of the applicable NYSE standards, except for Mr. Russo, Calix’s current president and chief executive officer. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the NYSE standards and applicable SEC regulations.

PROPOSAL NO. 2

APPROVAL OF THE CALIX, INC.

AMENDED AND RESTATED 2017 NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve the Calix, Inc. Amended and Restated 2017 Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”) that amends certain terms and increases the number of shares authorized for issuance under the 2017 Nonqualified Employee Stock Purchase Plan (the “Prior Nonqualified ESPP”) by 2,500,000 shares, resulting in an increase to the total shares authorized for issuance under the Prior Nonqualified ESPP from 1,000,000 to 3,500,000 shares. The Nonqualified ESPP amends and restates in its entirety the Prior Nonqualified ESPP. If the Nonqualified ESPP is not approved by our stockholders, it will not become effective, the Prior Nonqualified ESPP will continue in effect, and we may continue to offer employees the right to purchase shares under the Prior Nonqualified ESPP, subject to its terms, conditions and limitations, using the shares available for issuance thereunder. A summary of the amendments approved by our Board, upon recommendation of our Compensation Committee, to be effective as of July 1, 2018, subject to stockholder approval, is as follows:

•	Increase number of authorized shares for issuance by 2,500,000 shares;

•	Expand eligibility to include certain vice president level employees who do not report to our chief executive officer; and

•	Expand eligible compensation to include bonus payments.

The purpose of the Nonqualified ESPP is to assist our employees, excluding our executive officers and certain members of senior management, in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to help them provide for their future security and to encourage them to remain in the employment of the Company. We believe that the Nonqualified ESPP will align employee interests with that of our stockholders and will serve as a key recruiting and retention tool in a competitive market.

We have attempted, in the design of some of the terms of the Nonqualified ESPP, to balance considerations of recruiting and retention in a competitive labor market with the costs to our stockholders and the accounting expense to the Company. We obtained and reviewed an independent consultant’s analyses of the potential dilution to stockholders over the term of the Nonqualified ESPP and potential expense. Based on that information, 1) we have set the number of additional shares contained in this proposal, 2,500,000, such that the aggregate number of shares available under the Nonqualified ESPP and our Amended and Restated Employee Stock Purchase Plan is, we believe, reasonable under the standards of many institutional investors; 2) we have also set limits on the number of shares that can be acquired in an Offering Period (500,000) and on the accounting expense to be incurred by the Company of $3,000,000 per Offering Period, or $6,000,000 per year, which will similarly serve to limit dilution to stockholders; and 3) we anticipate the additional 2,500,000 shares under the Nonqualified ESPP would provide sufficient shares for up to three years. In addition, shares acquired under the Nonqualified ESPP are required to be held for a period of one year from the Exercise Date. We seek, through the design of the Nonqualified ESPP, to offer a vehicle through which employees can continue to acquire an ownership interest in the Company on favorable terms and be aligned with stockholders by acquiring equity, while also being mindful of dilution and expense.

Under the Nonqualified ESPP, eligible employees purchase our common stock through accumulated payroll deductions, and for each share of our common stock purchased, we issue an additional share at no cost to the employee but that is subject to vesting. The Nonqualified ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

A copy of the proposed Nonqualified ESPP is included as Appendix A to this Proxy Statement.

If approved by our stockholders, the Nonqualified ESPP will go into effect for the Offering Period commencing on July 1, 2018 and ending on December 31, 2018.

Our stockholders approved adoption of the Prior Nonqualified ESPP in May 2017, with 1,000,000 shares authorized for issuance. As of March 19, 2018, a total of 224,362 shares have been purchased under the Nonqualified ESPP, and 224,362 Restricted Shares (as defined below) have been issued subject to a risk of forfeiture, since its inception in May 2017.

Background on Share Request

In its determination to approve the 2,500,000 shares increase to the Nonqualified ESPP, our Board and Compensation Committee reviewed an analysis prepared by Radford, its compensation consultant, which included an analysis of our historical share usage, certain dilution metrics and the costs of the Nonqualified ESPP. Specifically, our Board and Compensation Committee considered the following:

•	We issued a total of 448,724 shares out of a maximum of 500,000 shares during the initial Offering Period ending on December 31, 2017. Based on the participation rates of our employees during 2017, we expect to exhaust the shares of our common stock reserved for issuance under the Prior Nonqualified ESPP after the Offering Period ending on June 30, 2018. In 2017, participating employees elected to contribute an average of 11.5% of their eligible earnings to purchase shares under the Prior Nonqualified ESPP. As such, our Board and Compensation Committee believe that the Prior Nonqualified ESPP acts as an important incentive to both newly hired and existing employees to invest in our common stock and aligning their interests with the interests of our stockholders.

•	Our Board and Compensation Committee considered the dilutive effect of the share increase to the Nonqualified ESPP and sought to balance such dilutive effect with the benefits of providing sufficient shares to promote employee participation.

•	No more than an aggregate of 500,000 shares may be purchased or acquired on any Exercise Date in an Offering Period, and the Company shall not be required to recognize as an expense more than $3,000,000 in respect of rights granted in any Offering Period. Therefore, we expect the new share reserve to permit us to operate the Nonqualified ESPP for up to 3 years after the Annual Meeting.

In light of the factors described above, and that the ability to continue to offer the opportunity to purchase shares of our common stock and be issued matching shares of our common stock is vital to our ability to continue to attract and retain employees in the labor markets in which we compete, our Board and our Compensation Committee have determined that the size of the increase in the share reserve under the Nonqualified ESPP is reasonable and appropriate at this time.

A summary of the principal provisions of the Nonqualified ESPP is set forth below. The summary is qualified by reference to the full text of the Nonqualified ESPP, which is attached as Appendix A to this Proxy Statement. Any stockholder who wishes to obtain a copy of the Nonqualified ESPP may do so by written request to the Calix’s Corporate Secretary at our principal executive offices.

Summary of the Nonqualified ESPP

Administration. The Nonqualified ESPP will be administered by our Compensation Committee, which, unless otherwise determined by the Board, will consist solely of two or more members of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the applicable exchange rules. The Administrator has broad authority to construe the Nonqualified ESPP and to make determinations with respect to the terms and conditions of each Offering Period under the Nonqualified ESPP, awards, designated subsidiaries and other matters pertaining to plan administration.

Shares Available Under the Nonqualified ESPP. Under the Nonqualified ESPP, the maximum number of shares of our common stock which will be authorized for issuance is 3,500,000, an increase of 2,500,000 shares from the initial reserve under the Prior Nonqualified ESPP approved by our stockholders in May 2017. The shares available for issuance under the Nonqualified ESPP may be authorized but unissued shares or reacquired shares reserved for issuance under the Nonqualified ESPP.

Offerings. Under the Nonqualified ESPP, employees have the right to acquire shares of our common stock through payroll deductions accumulated over an Offering Period. “Offering Periods” are approximately six-month periods that are set as January 1 through June 30 and July 1 through December 31 of each year, unless otherwise determined by our Compensation Committee as administrator of the Nonqualified ESPP.

Eligibility and Enrollment. Any employee of the Company (and such present or future subsidiaries of the Company as our Board or Compensation Committee may designate) who (i) is customarily employed more than twenty hours a week; (ii) is customarily employed more than five months per calendar year and (iii) who is an employee at the commencement of an Offering Period is eligible to participate in the Nonqualified ESPP. However, the following employees are ineligible to participate in the Nonqualified ESPP: our Chief Executive Officer, each senior management employee who reports directly to our Chief Executive Officer, and other employees that are members of senior management as identified by the Administrator.

By enrolling in the Nonqualified ESPP, a participant is deemed to have elected to (a) purchase the maximum number of whole shares of common stock that can be purchased with the compensation withheld during each Offering Period for which the participant is enrolled and (b) acquire an equal number of Restricted Shares. Restricted Shares are subject to a risk of forfeiture in the event the participant ceases to be employed prior to the first anniversary of the date the shares are acquired. If a participant ceases to be an eligible employee for any reason during an Offering Period, he or she will be deemed to have elected to withdraw from the Nonqualified ESPP and any amounts credited to the participant’s account will be returned to the participant or the participant’s beneficiary in the event of his or her death. If a participant ceases to be employed during the one year period following an Offering Period, he or she will retain each purchased share but each Restricted Share will be forfeited.

As of March 19, 2018, approximately 640 employees in the U.S. and Canada are eligible to participate in the Nonqualified ESPP. None of our executive officers are eligible to participate in the Nonqualified ESPP. In addition, consultants and non-employee directors are not eligible to participate in the Nonqualified ESPP.

Payroll Deductions. The payroll deductions made for each participant may be not less than 1% nor more than 25% of a participant’s compensation. Compensation is defined in the Nonqualified ESPP and generally includes cash remuneration that would be reported as income for federal income tax purposes. A participant may decrease (but not increase) his or her payroll deduction authorization once during any Offering Period. If a participant wishes to increase or decrease the rate of payroll withholding, he or she may do so effective for the next Offering Period by submitting a new election.

Exercise Date; Purchase of Stock. The “Exercise Date” of each Offering Period occurs on the last trading day of each Offering Period. On the Exercise Date, accumulated payroll deductions for each participant will be used to (i) purchase whole shares of common stock at a purchase price equal to the closing trading price of our common stock on the Exercise Date (the “Purchased Shares”) and (ii) acquire an equal number of shares of our common stock that are subject to a risk of forfeiture in the event the participant terminates employment within the one year period immediately following the Exercise Date (the “Restricted Shares”). On March 19, 2018, the closing price of our common stock on the NYSE was $6.85 per share.

A participant may cancel his or her payroll deduction authorization and elect to withdraw from the Nonqualified ESPP by delivering written notice of such election to the Company. Upon cancellation, the participant may elect either to withdraw all of the funds then credited to his or her Nonqualified ESPP account and withdraw from the Nonqualified ESPP or have the balance of his or her account applied to the purchase of Purchased Shares and acquisition of Restricted Shares for the Offering Period in which his or her cancellation is effective (with any remaining Nonqualified ESPP account balance returned to the participant). A participant who ceases contributions to the Nonqualified ESPP during any Offering Period shall not be permitted to resume contributions to the Nonqualified ESPP during the same Offering Period.

Unless a participant has previously canceled his or her participation in the Nonqualified ESPP in accordance with the terms of the Nonqualified ESPP, the participant will be deemed to have exercised his or her option to purchase and acquire shares in full as of each Exercise Date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the purchase price and acquire an equal number of Restricted Shares, subject to the following limitations (the “Offering Period Limits”): No more than an aggregate of 500,000 shares may be purchased or acquired on any Exercise Date, and the Company shall not be required to recognize as an expense more than $3,000,000 in respect of rights granted in any Offering Period.

Restrictions on Transferability. A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights or interest, including purchase rights, under the Nonqualified ESPP, and during a participant’s lifetime, purchase rights under the Nonqualified ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.

In addition, unless otherwise determined by the plan administrator, no shares issued pursuant to the Nonqualified ESPP may be assigned, transferred, pledged or otherwise disposed by the participant until the first anniversary of the Exercise Date upon which such shares were purchased or acquired. However, in the event a participant ceases to be an employee of the Company prior to the first anniversary of the Exercise Date upon which the shares were purchased, the Restricted Shares will be forfeited, and the transfer restrictions applicable to the Purchased Shares will lapse.

Adjustments upon Changes in Recapitalization, Dissolution, Liquidation, Merger or Asset Sale. In the event of any stock dividend, stock split, combination or reclassification of shares or any other increase or decrease in the number of shares of common stock effected without receipt of consideration, the plan administrator has broad discretion to equitably adjust the number of shares authorized for issuance and awards under the Nonqualified ESPP to prevent the dilution or enlargement of benefits under outstanding awards as a result of such transaction.

In the event of a proposed liquidation or dissolution of the Company, the Offering Period then in progress will be shortened by setting a new Exercise Date to occur prior to the consummation of the proposed liquidation or dissolution and will terminate immediately prior to such consummation.

In the event of a proposed merger or asset sale, each outstanding purchase right will be assumed or substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute the purchase rights, any Offering Periods then in progress will be shortened by setting a new Exercise Date to occur prior to the date of the proposed sale or merger.

Insufficient Shares. If the total number of shares of common stock which are to be acquired under outstanding rights on any particular date exceed the number of shares then available for issuance under the Nonqualified ESPP or if the number of shares with respect to which rights are to be exercised exceed any of the Offering Period Limits, the plan administrator will make a pro rata allocation of the available shares on a uniform and equitable basis.

Rights as Stockholders. A participant will have the rights and privileges of a stockholder of the Company when, but not until, shares have been deposited in the designated brokerage account following exercise of his or her option. However, in the event a dividend is paid in respect of shares prior to the first anniversary of the Exercise Date upon which such shares were purchased or acquired under the Nonqualified ESPP, then no dividend will be paid on the Restricted Shares unless and until the participant continues employment through such first anniversary.

Amendment and Termination. Our Board may amend, suspend or terminate the Nonqualified ESPP at any time. The plan administrator may also modify or amend the Nonqualified ESPP to reduce or eliminate any unfavorable financial accounting consequences that may result from the ongoing operation of the Nonqualified ESPP. However, the Board may not amend the Nonqualified ESPP without obtaining stockholder approval within 12 months before or after such amendment to the extent required by applicable laws.

Federal Income Tax Consequences

The Nonqualified ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under our Nonqualified ESPP.

For federal income tax purposes, a participant generally will not recognize taxable income on the grant of an option to purchase and acquire shares under the Nonqualified ESPP, nor will the Company be entitled to any deduction at that time. Upon the exercise of the option to purchase and acquire shares under the Nonqualified ESPP, a participant generally will not recognize taxable income and instead will recognize ordinary income in the amount equal to the fair market value of the Restricted Shares when the risk of forfeiture on the Restricted Shares lapses. The Company will be entitled to a corresponding deduction when the risk of forfeiture on the Restricted Shares lapses. A participant’s basis in Purchased Shares, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of common stock, generally, will be equal to the purchase price paid for such shares. A participant’s basis in Restricted Shares, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of common stock, generally, will be the fair market value of the shares of common stock on the date the risk of forfeiture on such shares lapses.

Upon the subsequent sale of the shares acquired under the Nonqualified ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date of purchase for Purchased Shares and the lapse of the risk of forfeiture for Restricted Shares prior to disposing of them).

The above is a general summary under current law of the material federal income tax consequences to an employee who participates in the Nonqualified ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary above does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. Further, this summarized tax information is not tax advice and a participant in the Nonqualified ESPP should rely on the advice of his or her legal and tax advisors.

Plan Benefits

The increase in shares authorized for issuance under the proposed Nonqualified ESPP applies to future Offering Periods, starting with the Offering Period commencing July 1, 2018 and ending on December 31, 2018. The number of shares of common stock that may be acquired under the Nonqualified ESPP is dependent upon the closing trading price of our common stock on the last day of each future Offering Period, the voluntary election by each eligible employee to participate and the amount of a participant’s payroll deductions during an Offering Period, and is not currently determinable. The following table states the amounts which were received by each of the named individuals and groups under our Nonqualified ESPP for our last completed fiscal year, and the number of shares of common stock purchased under the Nonqualified ESPP from its inception through March 19, 2018.

Nonqualified ESPP

Name and Position	Payroll Deductions Used to Purchase Shares in 2017 ($)(1)	Number of Shares Issued in 2017 (2)	Number of Shares Issued from Inception through March 19, 2018 (2)
Carl Russo (3) President and Chief Executive Officer	—	—	—
Cory Sindelar (3) Chief Financial Officer	—	—	—
Michael Weening (3) Executive Vice President, Sales and Marketing	—	—	—
Gregory Billings (3) Senior Vice President, Services	—	—	—
William Atkins (3) Former Executive Vice President and Chief Financial Officer	—	—	—
Executive Group (4)	—	—	—
Non-Executive Director Group (4)	—	—	—
Each Nominee for Election as a Director (4)	—	—	—
Each Associate of any of Such Directors, Executive Officers or Nominees	—	—	—
Each Other Person Who Received or is to Receive 5 Percent of Rights	—	—	—
Non-Executive Officer Employee Group	1,334,954	448,724	448,724

(1)	Represents fair market value at date of purchase. The purchase price of the shares was $5.95.
(2)	Includes 224,362 Purchased Shares and 224,362 Restricted Shares.
(3)	Messrs. Russo, Sindelar, Weening and Billings are not eligible to participate in the Nonqualified ESPP. Mr. Atkins was also not eligible to participate in the Nonqualified ESPP.
(4)	Groups not eligible to participate in the Nonqualified ESPP.

To be approved, this proposal must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE

CALIX, INC. AMENDED AND RESTATED 2017 NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN AS DISCUSSED ABOVE.

PROPOSAL NO. 3

APPROVAL ON A NON-BINDING, ADVISORY BASIS OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

We are seeking an advisory vote from our stockholders to approve the compensation paid to our NEOs, as disclosed in this Proxy Statement under the “Compensation Discussion and Analysis” section, or CD&A, below.

Our Compensation Committee, with advice and information from its external compensation consultant, has structured our executive compensation program to stress a pay-for-performance philosophy. The compensation opportunities provided to our NEOs are significantly dependent on Calix’s financial performance, the performance of Calix’s stock and the NEO’s individual performance, which are intended to drive creation of sustainable stockholder value. The Compensation Committee intends to continue to emphasize what it believes to be responsible compensation arrangements that attract, retain and motivate high-caliber executive officers to achieve Calix’s short- and long-term business strategies and objectives.

Our Board previously determined to hold an advisory “say-on-pay” vote every year. In accordance with this determination and Section 14A of the Exchange Act, you have the opportunity to vote “For” or “Against” or to “Abstain” from voting on the following non-binding resolution relating to executive compensation:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to Calix’s NEOs as disclosed in Calix’s proxy statement for the 2018 Annual Meeting of Stockholders under the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion of the proxy statement.”

In deciding how to vote on this proposal, we encourage you to consider Calix’s executive compensation philosophy and objectives, the design principles and the elements of Calix’s executive compensation program described in our CD&A below. As described in the CD&A, a guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of our executives and stockholders should be aligned. Our compensation program is a mix of short- and long-term components, cash and equity elements and fixed and contingent payments in proportions we believe will provide the proper incentives, reward our NEOs, help us achieve our goals and increase stockholder value. For example:

•	Chief Executive Officer Compensation Aligned with Stockholder Interests. A significant portion of our chief executive officer’s compensation is performance-based and reflects a market-based cash compensation package. As a holder of more than 10% of our common stock, our chief executive officer is a significant stockholder and his personal wealth has consistently been, and continued to be in 2017, tied directly to sustained stock price appreciation and performance, which provides direct alignment with stockholder interests.

•	Other NEOs Compensation Substantially Tied to Performance. Our other NEOs earn a significant portion of their total compensation based upon increases in Calix’s stock price and a significant portion of their variable cash and long-term equity compensation is contingent upon Calix’s financial performance along with our Compensation Committee’s assessment of individual performance.

•	Change in Control and Severance Benefits Not Grossed Up. Calix provides limited change in control and severance benefits to provide NEOs security and remain competitive. Calix does not provide for any tax gross up to any NEO in connection with any change in control or severance benefits.

To be approved, on a non-binding and advisory basis, the compensation paid to our NEOs must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as “Against” votes for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

While your vote on this proposal is advisory and will not be binding, we value the opinions of Calix’s stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding Calix’s executive compensation program. Unless the Board modifies its determination of the frequency of future “say on pay” advisory votes, the next “say-on-pay” advisory vote will be held at our 2019 Annual Meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT UNDER THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has engaged KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and is seeking ratification of such selection by our stockholders at the Annual Meeting. KPMG has audited our financial statements since February 29, 2016. Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Calix and its stockholders.

To be approved, the ratification of the selection of KPMG as our independent registered public accounting firm must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees for the audit and other services provided by KPMG for the fiscal years ended December 31, 2017 and 2016 (in thousands).

	Fiscal Years Ended December 31,
	2017	2016
Audit Fees	$1,497	$1,328
Audit-Related Fees	200	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,697	$1,328

Audit Fees

Audit fees of KPMG consist of fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements for the fiscal years ended 2017 and 2016, the audit of the effectiveness of our internal control over financial reporting and the review of our consolidated financial statements included in our Form 10-Q quarterly reports for the fiscal years ended 2017 and 2016. Audit fees also include services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings for our international subsidiaries for those fiscal years.

Audit-Related Fees

Audit-related fees of KPMG consist of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees under this category include approximately $200,300 for consultation and review of ASC Topic 606 adoption.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Our Audit Committee may delegate authority to one or more members of the Audit Committee to provide such pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. This policy is set forth in the charter of the Audit Committee and available under “Leadership & Governance” in the Investor Relations section of our website at investor-relations.calix.com.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation and benefits programs reflect our philosophy of paying all of our employees, including our named executive officers (“NEOs”), in ways that support two primary objectives:

•	attract, reward and retain exceptional talent in the markets in which we operate

•	identify and reward outstanding performance that reflects Calix principles and values and aligns with long-term stockholder value creation

To help us achieve these objectives, a significant portion of our NEOs’ compensation is at risk with significant upside potential for strong performance, as well as downside exposure for underperformance. NEOs with greater responsibilities and the ability to directly impact our Company’s goals and long-term results bear a greater proportion of the risk if these goals and results are not achieved.

The following discussion describes and analyzes our compensation objectives and policies, as well as the material components of our compensation program for our NEOs during 2017. Our NEOs for 2017 were:

•	Carl Russo, President and Chief Executive Officer

•	Cory Sindelar, Chief Financial Officer

•	Michael Weening, Executive Vice President, Sales and Marketing

•	Gregory Billings, Senior Vice President, Services

•	William Atkins, Former Executive Vice President and Chief Financial Officer

Mr. Atkins’ employment with Calix ended effective May 19, 2017. The terms of separation with Mr. Atkins are described below under “Separation Agreement.”

Compensation Philosophy and Process

We strive to find the best talent, resources and infrastructure to serve our customers and strategically expand our product portfolio. Our goal is to attract and retain highly qualified executives to manage and oversee each of our business functions. We seek out individuals who we believe will be able to contribute to our business and our vision of future success, culture, principles and values, and who will promote the long-term interests and growth of our Company. Our compensation philosophy is intended to promote a team-oriented approach to performance as a portion of each NEO’s incentive compensation is based on achievement against the same performance objectives as our broad-based incentive plan. In 2017, all employees were provided with the same health, welfare and retirement benefits as our executives.

Our executive compensation program aims to achieve the following:

•	enable us to attract, retain and drive a high caliber, talented leadership team to execute on our business strategy

•	foster a goal-oriented leadership team with a clear understanding of long-term business objectives and shared corporate principles and values

•	ensure that the elements of compensation provided to our employees and executives are balanced, individually and in combination, and do not encourage excessive risk-taking

•	reflect the competitive environment of our industry and our changing business needs

•	allocate our resources effectively and efficiently in the development and selling of market-leading technology and products

•	maintain pay parity and fair compensation practices across our organization

In furtherance of these goals, our executive compensation program is designed to:

•	be market competitive by targeting compensation at approximately the 50th percentile of our peer group

•	emphasize pay for performance

•	share risks and rewards with our stockholders

•	align the interests of our executives with those of our stockholders

•	reflect our principles and values

Our executive compensation program in 2017 consisted of the following components:

•	base salary

•	incentive-based cash compensation

•	grants of equity awards including grants that vest based solely on continued service and grants that vest contingent on corporate performance and continued service

•	health, welfare and retirement benefits

In August 2017, our Compensation Committee conducted its annual review of our executive compensation program with its independent compensation consultant, Radford, including a review of our pay philosophy, compensation mix, short and long-term incentive plan structures, equity plan risk assessment and severance plan, and concluded that overall our executive compensation program was consistent with market practice, and made recommendations to amend our executive change in control and severance plan to align certain terms with market practice. In reaching these conclusions, our Compensation Committee, in consultation with Radford, also reviewed governance and pay-for-performance guidelines issued by proxy advisory firms. In September 2017, our Compensation Committee adopted an Amended and Restated Executive Change in Control and Severance Plan. See further discussion under “Change in Control and Severance Benefits” below.

Stockholder Advisory Vote on Executive Compensation

We hold an advisory, non-binding stockholder vote on executive compensation every year. At our 2017 Annual Meeting of Stockholders, our stockholders voted to approve the compensation of our NEOs, with approval of over 98% of the votes cast. Our Compensation Committee reviewed these voting results along with the results from our 2016 Annual Meeting of Stockholders, noting the strong level of our stockholders’ support for our NEOs’ compensation. The Compensation Committee also reviewed our compensation programs with Radford and management, including consideration of governance and pay-for-performance guidelines issued by proxy advisory firms. The Compensation Committee regularly reviews executive compensation programs, in conjunction with Radford, and makes changes it determines are appropriate. The Compensation Committee intends to continue to take into consideration the outcome of our stockholders’ future advisory “say-on-pay” votes when making future compensation decisions for the NEOs.

Role of Our Compensation Committee

Our Compensation Committee approves and interprets our executive compensation and benefit plans and policies. The Compensation Committee is appointed by the Board and consists entirely of directors who are non-employee directors for purposes of Rule 16b-3 of the Exchange Act. In 2017, our Compensation Committee determined the compensation for all of our NEOs. Except for our chief executive officer’s compensation and performance, each NEO’s individual performance and contributions to our Company for each fiscal year is assessed by our chief executive officer who reports his recommendations regarding each element of the NEOs’ compensation to the Compensation Committee. Our chief executive officer does not participate in any formal discussion with the Compensation Committee regarding decisions on his own compensation and he recuses himself from meetings when his compensation is being discussed.

Competitive Market Review

The market for experienced executive leaders is highly competitive in our industry. We strive to attract and retain highly qualified executives to effectively lead each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after by both large and established technology and telecommunications companies in our geographic area and by other competitive companies in development or growth phases. Established organizations in our industry seek to recruit top talent from emerging companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole. We also compete for key talent on the basis of: our vision of future success; our culture and values; the cohesiveness and productivity of our teams; and the excellence of our technical and leadership teams. The competition for technical and non-technical skills is aggressive across the sector, and we expect it to remain high for the foreseeable future.

Our Compensation Committee determines compensation for our NEOs, in large part based upon our financial resources as well as competitive market data. In setting executive compensation for 2017, our Compensation Committee conducted a review of our NEOs’ compensation, as well as the mix of elements used to compensate our NEOs, and compared that information with data provided by Radford, as discussed below.

Our 2017 peer group criteria consisted of companies within the technology industry with revenues between $200 million and $1 billion and market capitalizations between $150 million and $1.5 billion that we believe compete with us for executive talent. Our 2017 peer group was set by our Compensation Committee based on recommendations from Radford, consideration of ISS and Glass Lewis peer group criteria, and discussion with management. Although Infinera is above $1.5 billion in market capitalization, our Compensation Committee determined to retain this company in our 2017 peer group because Infinera has been included in our peer group in prior years and is a local talent competitor. Although InterDigital is also above $1.5 billion in market capitalization, our Compensation Committee determined to retain this company in our 2017 peer group because InterDitigal’s revenue is within range for our peer group, and noted that InterDigital is on ISS and Glass Lewis’ peer group list for the Company.

Our 2017 peer group consisted of the following companies:

• A10 Networks, Inc.	• Infinera Corporation
• ADTRAN, Inc.	• Infoblox Inc. (1)
• Aerohive Networks, Inc.	• InterDigital, Inc.
• Barracuda Networks, Inc.	• Ixia (1)
• Brocade Communications Systems, Inc. (1)	• Nimble Storage (1)
• CalAmp Corp.	• Oclaro, Inc.
• Comtech Telecommunications Corp.	• QLogic Corporation (1)
• Digi International Inc.	• Ribbon Communications, Inc. (formerly Sonus Networks, Inc.)
• Extreme Networks, Inc.	• ShoreTel, Inc. (1)
• Gigamon Inc. (1)	• Silver Springs Networks, Inc. (1)
• Harmonic Inc.

(1)	Represents companies that have been subsequently acquired after our 2017 peer group evaluation and selection.

Our revenue was between the 70th and 80th percentile and our market cap was between the 10th and 20th percentile of our 2017 peer group. We determine our approximate position relative to the appropriate market benchmark by comparing our practices and levels: by target annual cash compensation, which includes base salary, target annual incentive opportunity; and by total direct compensation, which includes target cash compensation and equity compensation. Our Compensation Committee seeks to set the total target cash compensation for our NEOs at approximately the 50th percentile of our 2017 peer group, when looking at the group in the aggregate.

During 2017, our Compensation Committee continued to engage Radford as its independent executive compensation consultant. Radford was hired directly by our Compensation Committee and works with management only at our Compensation Committee’s direction to interpret results, make recommendations and assist in setting compensation levels for our executive officers. After review and consultation with Radford, our Compensation Committee determined that Radford is independent and that there is no conflict of interest resulting from retaining Radford currently or during 2017.

Weighting of Elements in our Compensation Program

The use and weight of each compensation element is based on a determination by our Compensation Committee of the importance of each element in meeting our overall corporate objectives for each year as well as our long-term business strategy. We also take into consideration assessments of our compensation program, including an assessment of compensation program risk, conducted by Radford for the Compensation Committee.

Chief Executive Officer Compensation

In January 2012, the compensation committee determined to adjust Mr. Russo’s cash compensation to reflect market practices, our internal compensation practices for other NEOs and to be competitive relative to our peer group companies. In 2012, Mr. Russo’s base salary was increased to $500,000 per year and he was given a performance bonus target equal to 100% of his annual base salary. For 2017, Mr. Russo’s base salary and performance bonus target remained as set in 2012, and he was granted performance-based stock option awards that vest subject to attainment of certain revenue and non-GAAP operating income targets for the fiscal year ended December 31, 2017 as described below under “Equity-Based Incentives.” While the financial objectives were not attained for these performance-based stock option awards, Mr. Russo continues to be a significant stockholder (with stock ownership of approximately 12.66% of common stock outstanding) with his personal wealth tied directly to sustained stock price appreciation and performance, which provides direct alignment with stockholder interests. Mr. Russo’s 2017 total target cash compensation is approximately at the 50th percentile of our peer group of companies.

The 2017 weighting of compensation elements for our chief executive officer is as follows:

Other Current NEO Compensation

As with our chief executive officer compensation, we put a significant amount of the total potential compensation of our other current NEOs, including compensation derived from long-term equity incentive awards, “at risk” based on our achievements of corporate financial targets aligned with our business strategy.

The 2017 weighting of compensation elements for our other current NEOs as a group is as follows:

Compensation Arrangement with New Chief Financial Officer

In May 2017, Mr. Sindelar was appointed as our interim chief financial officer, replacing Mr. Atkins who served as our executive vice president and chief financial officer through May 2017. From May through September 2017, Mr. Sindelar served as our interim chief financial officer pursuant to a consulting agreement that provided for cash compensation of $25,000 per month. In October 2017, Mr. Sindelar was appointed as our chief financial officer. After assessing Mr. Sindelar’s background, and considering Mr. Sindelar’s contributions as our interim chief financial officer, financial leadership experience and potential, our Compensation Committee approved an initial compensation package that provides for an annual base salary of $320,000, and as a material inducement for Mr. Sindelar to enter into employment with the Company, an option to purchase 300,000 shares of the Company’s common stock with an exercise price per share equal to $5.05 that vests and becomes exercisable over four years, with 25% of the shares initially underlying the stock vesting and becoming exercisable on the one-year anniversary of the grant date and the remainder of the shares underlying the stock option vesting and becoming exercisable quarterly thereafter in substantially equal installments over the next 36 months, subject to Mr. Sindelar remaining continuously employed with the Company through the applicable vesting dates. In addition, Mr. Sindelar participates in our cash incentive plan on the same terms as our other executives.

In recruiting new executive talent, our Compensation Committee aims to structure a competitive compensation package based upon, among other factors, competitiveness of the offer compared to the executive candidate’s then-current compensation (including the value of bonus opportunities, incentive compensation opportunities and equity awards), competing offers available to the candidate, and market and peer group practices. Similarly, our Compensation Committee takes into account these factors, along with competitive position benchmark data provided by its compensation consultant, in setting the initial base salary and initial equity award for a new executive.

Base Salary

Base salary reflects the experience, skills, knowledge and responsibilities of each NEO as well as competitive market conditions. Base salary is one component of total cash compensation.

The table below sets forth the annual base salary for each NEO as set by our compensation committee for 2017.

Name of Executive Officer	Annual Base Salary
Carl Russo	$500,000
Cory Sindelar (1)	320,000
Michael Weening	320,000
Gregory Billings	300,000
William Atkins (2)	345,000

(1)	Mr. Sindelar joined Calix as a consultant as our interim chief financial officer on May 31, 2017 and became an employee and our chief financial officer on October 1, 2017.
(2)	Mr. Atkins resigned as our executive vice president and chief financial officer effective May 19, 2017.

The annual base salaries of our NEOs are reviewed at least once a year, and our Compensation Committee intends to make adjustments to reflect performance-based factors as well as competitive conditions.

Cash Incentive Compensation

Our cash incentive compensation for our NEOs consists of an executive cash incentive plan. To be consistent with market practice, our Compensation Committee, in consultation with Radford, determined that as of 2017 Mr. Weening would no longer participate in cash incentive awards under the sales-based incentive compensation plan for our sales organization, although he would continue to receive payments under the 2016 sales-based incentive compensation plan for shipments against bookings attained in 2016. Mr. Weening continues to participate in our executive cash incentive plan.

Cash Incentive Plan

The executive cash incentive plan consists of quarterly financial targets and assessment of the NEO’s performance and achievement against the NEO’s goals for 2017. The cash incentive plan does not provide for any guaranteed payments. Our chief executive officer recommends, and our Compensation Committee determines, the achievement as to individual performance of each NEO. Our chief executive officer’s performance is evaluated and determined solely by our Compensation Committee.

Our Compensation Committee sets target incentive amounts for each NEO under the plan in an amount equal to a percentage of the NEO’s annual base salary. We seek to align the performance targets of our cash incentive plan to our business strategy and long-term stockholder interests. Our Compensation Committee establishes targets for our quarterly corporate goals based on the annual operating plan approved by our Board at the beginning of the year and based on quarterly financial information prepared by management. In general, in order for the cash incentive compensation pool to be funded, both the revenue and non-GAAP operating income (loss) targets need to be achieved for that particular quarter, although our Compensation Committee retains discretion over whether or not the plan is funded quarter over quarter. Non-GAAP operating income (loss), for the purposes of the cash incentive plan, is calculated as operating income (loss) on a GAAP basis less certain items that are not considered indicative of our normal operating performance, consisting of: non-cash stock-based compensation, amortization of certain intangible assets and restructuring charges.

These performance metrics were selected by our Compensation Committee in order to incentivize revenue growth and operational efficiencies as key measures of our operational performance at this stage of our development. The non-GAAP operating income (loss) component is a measure that is required in addition to the revenue target to mitigate risks of revenue generation activities at the expense of achieving profitability goals. The Compensation Committee believes that the use of these targets incentivizes long-term stockholder value.

Even though our Compensation Committee has established target cash incentive opportunities for each NEO, once our corporate performance goals are achieved and the cash incentive compensation pool is funded, our Compensation Committee retains discretion to adjust cash incentive compensation paid to each individual up or down, ranging from 0% to 125% of the individual’s target cash incentive opportunity, based upon assessment of individual performance by our Compensation Committee, including upon consultation with Mr. Russo (except as to Mr. Russo’s compensation).

Sales-Based Incentive Compensation Plan

Our sales-based incentive compensation plan provides incentive cash payments for our sales organization in the form of sales commissions and similar incentive payments based on sales targets aligned with our growth strategy. To be consistent with market practice, our Compensation Committee, in consultation with Radford, determined that as of 2017 Mr. Weening would no longer participate in our sales-based incentive plan. As a result, while Mr. Weening had no incentive targets for 2017 under the sales-based incentive plan, he received $59,293 in payments in 2017 under the 2016 sales-based incentive compensation plan for shipments against bookings attained in 2016. Under our sales-based incentive plan, incentive payments are earned and paid upon shipment of booked orders.

A summary of the total cash incentive compensation targets set by our Compensation Committee for our NEOs for 2017 is as follows:

Total Target Cash Incentive Opportunity

Named Executive Officer	Target Cash Incentive Plan Opportunity	Target Cash Incentive Plan Opportunity as a Percentage of Base Salary
Carl Russo	$500,000	100%
Cory Sindelar (1)	48,000	60%
Michael Weening	288,000	90%
Gregory Billings	165,000	55%
William Atkins (2)	207,000	60%

(1)	Pro-rated from October 1, 2017, the date Mr. Sindelar commenced employment with us.
(2)	Mr. Atkins resigned as our executive vice president and chief financial officer effective May 19, 2017.

Achievement Against Quarterly Financial Targets

The table below sets forth the quarterly financial targets under our cash incentive plan and our achievement for each fiscal quarter of 2017 (in thousands, except for percentages).

Fiscal Quarter	Target		Achievement		Percent Achievement of Quarterly Financial Target (2)
	Revenue	Non-GAAP Operating Loss	Revenue	Non-GAAP Operating Loss (1)
First quarter	$112,000	$(21,942)	$117,518	$(27,764)	0%
Second quarter	126,000	(7,064)	126,123	(14,979)	0%
Third quarter	128,000	(11,314)	128,827	(13,655)	0%
Fourth quarter	143,000	(5,600)	137,899	(7,728)	0%

(1)	Reconciliation of these non-GAAP amounts to GAAP is provided in Appendix B.
(2)	Our executive cash incentive plan requires achievement of both quarterly revenue and non-GAAP operating loss targets in each quarter.

Summary of Payouts of Cash Incentive Compensation

The table below summarizes payments to each NEO under the cash incentive plan and the sales-based incentive plan for 2017.

Named Executive Officer	Target Opportunity Under Cash Incentive Plan	Awards Under Cash Incentive Plan	Awards Under Sales-Based Incentive Plan (2)	Total Cash Awards Under Incentive- Based Plans
Carl Russo	$500,000	$—	$—	$—
Cory Sindelar (1)	48,000	—	—	—
Michael Weening	288,000	—	59,293	59,293
Gregory Billings	165,000	—	—	—
William Atkins (3)	207,000	—	—	—

(1)	Mr. Sindelar commenced employment on October 1, 2017. Accordingly, he was eligible only for the fourth quarter of the quarterly financial component under the cash incentive plan.
(2)	Represents payments to Mr. Weening in 2017 under the 2016 sales-based incentive compensation plan for shipments against bookings attained in 2016. See discussion above under “Sales-Based Incentive Compensation Plan.”
(3)	Mr. Atkins resigned as our executive vice president and chief financial officer effective May 19, 2017.

Discretionary Bonus

Our Compensation Committee may, from time to time, also choose to award discretionary bonuses to a NEO. Such awards are made on an infrequent basis and are intended to recognize exemplary performance. In August 2017, our Compensation Committee awarded Mr. Weening with a discretionary cash bonus of $140,000 in recognition of his leadership in transforming the sales and marketing organization and his significant contributions toward the Company’s initiatives to drive revenue growth and new customers in the first half of 2017.

Equity-Based Incentives

Our 2010 Equity Incentive Award Plan provides our key employees, including our NEOs, with stock-based incentives to align their interests with the interests of our stockholders.

We believe that award of stock-based compensation to our key employees and executives encourages strong long-term financial and operational performance and provides them the opportunity to participate in the long-term appreciation of our stock value. Our Compensation Committee also reviews the equity “burn” rate annually to ensure it is aligned with peer/industry practices.

We generally provide grants of stock-based awards to our NEOs under our 2010 Equity Incentive Award Plan on an annual basis. Stock-based awards are generally in the form of RSUs or stock option grants with either time-based vesting or performance-based vesting. Awards with time-based vesting typically vest as to 25% of the shares subject to the award after the first twelve months of service and in equal quarterly installments thereafter with full vest in four years, subject to continued service through each vesting date. Awards with performance-based vesting typically vest contingent on achievement of corporate goals or other financial targets.

Initial awards at the time of hire generally vest solely based on the continued service of the NEO. The size and terms of the initial option or RSU grant made to each new NEO upon joining the Company is primarily based on competitive conditions applicable to the NEO’s specific position and the value of unvested equity the executive is leaving at his or her prior company. In addition, we consider the number of shares of our common stock underlying options and RSUs granted to other executives in comparable positions within the Company.

Subsequent RSU awards and stock options are granted at the discretion of the Compensation Committee, generally in recognition of a promotion or extraordinary performance, or as an annual refresh grants to continue to incentivize future performance. Annual refresh equity awards in recent years have generally included threshold performance criteria which are intended to reduce or eliminate the economic benefit of such awards in the event we do not perform well. Because the performance-based awards are contingent upon the Company achieving certain financial targets as established by the Compensation Committee based on our business strategy and long-term growth initiatives, we believe the award to each NEO is aligned to the interests of our stockholders. If achieved, a portion of the shares underlying the performance-based awards vest immediately and a portion vests over time based on continuous service. We believe these awards provide an appropriate blend of performance-based incentive and executive-retention impact with a service-based vesting component. We believe that award size, performance target and vest terms are such that a significant portion of each NEO’s total compensation would be attained only if we achieved performance aligned with our growth initiatives and long-term stockholder value. We believe that our equity awards also provide an important retention tool for our NEOs, as they are typically subject to vesting over a longer period of time, which is generally three to four years based on the Compensation Committee’s assessment of the circumstances, such as timing of award, retention or other considerations.

2017 Equity Awards to NEOs

Our Compensation Committee generally evaluates annual refresh grants of stock-based awards for our executives at the end of the year with any such equity awards expected to be tied to the following year’s financial performance and with vesting over a future service period, generally four years from the date of grant. In particular, the Company believes that the financial performance targets chosen for its equity awards to executives align with its objective of creating long-term stockholder value.

Performance-Based Grant – 2017 Financial Performance

At the end of 2016, the Compensation Committee considered an annual refresh grant of equity awards for our executives with a threshold performance requirement tied to specified 2017 financial targets for revenue and non-GAAP net operating income. However, the Compensation Committee determined to delay any equity awards to our executives pending the Company’s reassessment of its equity incentive programs for all employees. In May 2017, we adopted the 2017 Non-Qualified Employee Stock Purchase Plan, as approved by our stockholders, that became available to our employees as of July 1, 2017, excluding our executives and certain key employees.

Thereafter, in August 2017, the Compensation Committee approved the grant of performance-based stock options to our NEOs, with the number of shares subject to such grant contingent upon achievement against a 2017 revenue target of $521 million and a 2017 non-GAAP net operating income target of $0.5 million (the “2017 Performance-Based Equity Award”). In the event the Company were to achieve both the revenue and the non-GAAP operating income targets at 100%, then the stock option grant is considered earned as to the full number of shares underlying the stock option grant. In the event the Company were to achieve the revenue target at 90% or higher and the non-GAAP net operating income target at 100%, then the stock option grant is considered earned as to 75% of the number of shares underlying the stock option grant, and forfeited as to 25% of the shares underlying the stock option grant. In the event the Company were to achieve the revenue target at 100% and the non-GAAP net operating income target at 75% or higher, then the stock option grant is considered earned as to 50% of the number of shares underlying the stock option grant, and forfeited as to 50% of the shares underlying the stock option grant. In the event the Company does not meet the foregoing revenue and non-GAAP net operating income targets, then the entire stock option grant is forfeited. If earned, the stock option grants would vest as to 25% of the shares of common stock underlying the stock option grant upon the Compensation Committee’s certification of the achievement against the 2017 financial targets in February 2018, and as to 75% of the shares of common stock underlying the stock option grant in substantially equal quarterly installments over the remaining 36 months. The 2017 Performance-Based Equity Award included an option to purchase 420,000 shares of common stock for Mr. Russo, an option to purchase 140,000 shares of common stock for Mr. Weening and an option to purchase 75,000 shares of common stock for Mr. Billings. Mr. Sindelar was not an employee in August 2017 and did not receive a 2017 Performance-Based Equity Award.

In February 2018, the 2017 Performance-Based Equity Awards were forfeited as to all shares underlying such awards based on the Company’s 2017 revenue and non-GAAP net operating income results, which were less than target for each metric.

Performance-Based Grant – 2018 Financial Performance

In December 2017, the Compensation Committee evaluated an annual refresh grant of equity awards for our executives for 2018 tied to specific financial targets for 2018 (the “2018 Performance-Based Equity Award”). After consideration, the Compensation Committee approved the grant of a 2018 Performance-Based Equity Award on December 29, 2017 to each executive and key employee that would be earned and vest, contingent upon achievement of the Company’s 2018 non-GAAP net operating income goal, as to 50% of the shares of common stock underlying the stock option grant on January 1, 2019, subject to the Compensation Committee’s certification of the achievement of the financial target, and as to 50% of the shares of common stock underlying the stock option grant, in substantially equal quarterly installments over the subsequent 24 months. The 2018 Performance-Based Equity Award included an option to purchase 108,000 shares of common stock for Mr. Sindelar, an option to purchase 204,000 shares of common stock for Mr. Weening and an option to purchase 126,000 shares of common stock for Mr. Billings. At his request, Mr. Russo did not receive a stock option grant in connection with the 2018 Performance-Based Equity Award. The Compensation Committee determined to select a financial target of 2018 non-GAAP operating income for the 2018 Performance-Based Equity Award to align the equity awards to what it considered to be a key financial metric for the Company for 2018. The Committee elected to provide for 50% vesting, subject to achievement of the target 2018 non-GAAP operating net income, in recognition that the executives and key employees, including our NEOs, did not vest into any stock option grants under the 2017 Performance-Based Equity Award, and in consideration of the importance of the non-GAAP net operating income target as part of the Company’s execution on its strategic objectives and focus on long-term stockholder value.

Change in Control and Severance Benefits

We provide our NEOs with certain change in control and severance benefits under our Amended and Restated Executive Change in Control and Severance Plan, or CICSP, which our Compensation Committee adopted in July 2010. In September 2017, our Compensation Committee amended the CICSP to expand eligibility to include certain members of senior management and to amend certain benefits in the event of a termination in connection with a change in control. Our Compensation Committee provides change in control and severance benefits to our senior management to, among other things, provide security to our NEOs including in the event of a change in control of the Company.

Under the CICSP, in the event an eligible NEO’s employment with us is terminated by us other than for Cause (as defined in the CICSP), death or disability and such termination is outside of the Change in Control Period (as defined below), he or she is eligible to receive (i) a cash severance payment in an amount equal to 12 months of base salary and a pro-rata portion of the eligible NEO’s annual bonus opportunity at target, (ii) 12 months accelerated vesting of equity awards and (iii) 12 months of health insurance benefit continuation, subject to certain exceptions.

In the event an eligible NEO’s employment with us is terminated by us other than for Cause, or the eligible NEO terminates his or her employment for Good Reason (as defined in the CICSP) during a period of time commencing 60 days prior to a change in control and ending 12 months following the change in control (the “Change in Control Period”), he or she is eligible to receive (i) a cash severance payment in an amount equal to: 24 months of base salary (in the case of Mr. Russo) or 12 months of base salary (in the case of Messrs. Sindelar, Weening and Billings); 200% of the annual bonus opportunity at target (in the case of Mr. Russo) or 100% of the annual bonus opportunity at target (in the case of Messrs. Sindelar, Weening and Billings); and a pro-rata portion the eligible NEO’s annual bonus opportunity at target, subject to attainment of the performance criteria with respect to the eligible NEO’s bonus opportunity, (ii) 100% acceleration of all equity awards and (iii) 24 months of health insurance benefit continuation (in the case of Mr. Russo) or 12 months of health insurance benefit continuation (in the case of Messrs. Sindelar, Weening and Billings), in each case subject to certain exceptions.

Our NEOs must execute, and not revoke during any applicable revocation period, a general release of claims against us in order to be eligible for any severance benefits. We do not provide for any tax gross-up payments under our CICSP or otherwise in connection with executive severance benefits.

A discussion of the terms of separation with Mr. Atkins are described below under “Separation Agreement.”

Benefits

We provide the following benefits, as applicable to all employees, including our NEOs:

•	medical, dental and vision insurance

•	life insurance, accidental death and dismemberment and business travel and accident insurance

•	employee assistance program

•	health and dependent care flexible spending accounts

•	transportation flexible spending accounts

•	employee stock purchase plans

•	short- and long-term disability

•	401(k) plan for U.S. employees

•	pension plan for employees in the United Kingdom, Canada and certain other countries outside of the US, including for Mr. Weening

•	health club membership reimbursement

Perquisites

Our NEOs participate in the same benefit programs as other employees and do not receive any other perquisites.

Policy Prohibiting Speculative Transactions and Hedging or Pledging

In accordance with our insider trading policy, we do not permit any officer, director or employee, and their respective family members, to directly or indirectly participate in certain trading activities related to our common stock that are considered aggressive or speculative in nature, including short sales, publicly traded options, hedging transactions, margin purchases and pledging our common stock.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to our NEOs and certain former NEOs. While the Board and our Compensation Committee generally consider the financial accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. To maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Compensation Committee will not limit amounts paid to those that qualify for tax deductibility.

Section 280G of the Internal Revenue Code

Section 280G of the Internal Revenue Code disallows a tax deduction for “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. Our NEOs are not eligible to receive any tax gross-up payments in the event any payments made or that may be made to them become subject to this excise tax. The Compensation Committee will take into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible under Section 280G.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes a 20% tax and an interest penalty on the recipient of deferred compensation that is subject to but does not comply with Section 409A. As a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code. The Compensation Committee will take into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and will strive to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, RSUs and other stock-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Carl Russo	2017	500,000	—	—	1,440,222	—	—	1,940,222
President and Chief Executive Officer	2016	500,000	—	—	—	225,000	—	725,000
	2015	500,000	—	—	—	250,000	—	750,000
Cory Sindelar (6)	2017	73,846	—	—	1,026,959	—	102,215	1,203,020
Chief Financial Officer
Michael Weening	2017	320,000	140,000	—	1,012,738	59,293	5,813	1,537,844
Executive Vice President, Sales and Marketing	2016	166,154	50,000	—	1,249,098	144,450	2,066	1,611,768
Gregory Billings (7)	2017	300,000	85,000	—	721,066	—	7,691	1,113,757
Senior Vice President, Services
William Atkins (8)	2017	139,327	—	—	—	—	582,157	721,484
Former Executive Vice President and Chief Financial Officer	2016	344,394	—	371,000	—	86,250	5,531	807,175
	2015	310,125	—	—	—	78,375	29,989	418,489

(1)	Amounts reported in 2017 represent (i) a discretionary cash performance bonus, which our Compensation Committee makes on an infrequent basis and which is intended to recognize exemplary performance, of $140,000 to Mr. Weening in recognition of his leadership in transforming the sales and marketing organization and his significant contributions toward the Company’s initiatives to drive revenue growth and new customers in the first half of 2017 and (ii) a cash performance bonus of $85,000 to Mr. Billings for exceeding expectations in achievement of performance targets pursuant to the terms of his offer letter, including his leadership in restructuring the services organization and accelerating the completion of key project milestones.
(2)	Amount reported represents the aggregate grant date fair value, calculated in accordance with ASC Topic 718 for share-based payment transactions and excludes the impact of estimated forfeitures related to service-based vesting conditions. We value RSUs that vest based solely upon continued service at the closing market price of our common stock on the date of grant. Grant date fair value of performance-based RSUs were calculated assuming 100% performance and are not adjusted for subsequent changes in our stock performance or the level of ultimate vesting as our performance-based RSUs are market condition based only. For a discussion of the assumptions used in the valuations of the performance-based RSUs, see Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	Amounts reported in 2017 represent the 2017 Performance-Based Equity Awards granted to Messrs. Russo, Weening and Billings that were eligible to vest based on attainment of 2017 financial performance metrics and the 2018 Performance-Based Equity Awards granted to Messrs. Sindelar, Weening and Billings that may vest based on attainment of 2018 financial performance metrics. Attainment of the 2017 financial performance metrics was not achieved, and the 2017 Performance-Based Equity Awards were forfeited in February 2018 upon certification of non-performance by our Compensation Committee. For a further discussion on these performance-based stock option awards, see above under “2017 Equity Awards to NEOs.” The amounts reported represent the aggregate grant date fair value for stock options, calculated in accordance with ASC Topic 718 and exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of performance-based options was calculated assuming 100% performance and are not adjusted for subsequent changes in our stock performance or the level of ultimate vesting. For a discussion of the assumptions used in the valuations of the stock options, see Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(4)	Amounts reported for 2017 for Mr. Weening represent $59,293 in payments in 2017 under the 2016 sales-based incentive compensation plan for shipments against bookings attained in 2016. See discussion above under “Sales-Based Incentive Compensation Plan.”

(5)	Amounts reported for 2017 represent (i) compensation in the amount of $100,000 we made to Mr. Sindelar under a consulting arrangement pursuant to which Mr. Sindelar served as our interim chief financial officer and principal financial officer, (ii) employer matching contributions of $2,215 we made for Mr. Sindelar pursuant to our U.S. 401(k) Plan, (iii) employer matching contributions of $5,813 we made for Mr. Weening to the Canadian Pension Plan, which is a tax-qualified defined contribution plan in which Calix employees in Canada (other than Quebec) participate, (iv) employer matching contributions of $7,961 we made for Mr. Billings pursuant to our U.S. 401(k) Plan, (v) employer matching contributions of $5,178 we made for Mr. Atkins pursuant to our U.S. 401(k) Plan and (vi) severance payments in the amount of $576,979 pursuant to Mr. Atkins’ separation agreement, which is further described under “Separation Agreement” below. Payments under the Canadian Pension Plan are set in Canadian dollars and were converted to U.S. dollars using an average exchange rate of CAD1.00 to US$0.7697.
(6)	Mr. Sindelar was appointed as our interim chief financial officer, principal financial officer and as an executive officer on May 31, 2017. His employment with Calix as our chief financial officer commenced on October 1, 2017.
(7)	Mr. Billings’ employment with Calix commenced on December 19, 2016. He was designated a named executive officer for 2017.
(8)	Mr. Atkins resigned as our executive vice president and chief financial officer effective May 19, 2017.

Grants of Plan-Based Awards in 2017

The following table lists grants of plan-based awards to our NEOs in 2017 and their related fair value as of the respective grant date.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option and Stock Awards ($) (6)
Name	Grant Date	Target ($)		Threshold (#)	Target (#)
Carl Russo	—	500,000	(1)	—	—		—		—	—
	8/1/2017	—		210,000	420,000	(2)	—		6.95	1,440,222
Cory Sindelar	—	48,000	(1)	—	—		—		—	—
	10/1/2017	—		—	—		300,000	(4)	5.05	744,960
	12/29/2017	—		—	108,000	(3)	—		5.95	281,999
Michael Weening	—	288,000	(1)	—	—		—		—	—
	8/1/2017	—		70,000	140,000	(2)	—		6.95	480,074
	12/29/2017	—		—	204,000	(3)	—		5.95	532,664
Gregory Billings	—	165,000	(1)	—	—		—		—	—
	8/1/2017	—		37,500	75,000	(2)	—		6.95	257,182
	11/1/2017	—		—	—		50,000	(5)	5.45	134,885
	12/29/2017	—		—	126,000	(3)	—		5.95	328,999
William Atkins (7)	—	207,000	(1)	—	—		—		—	—

(1)	These amounts represent possible payouts if the incentive plan performance goals are achieved at target level under our cash incentive plan for 2017, which do not provide for threshold or maximum levels. No amounts were paid under our cash incentive plan for 2017.
(2)	Amounts represent the 2017 Performance-Based Equity Awards, which do not provide for achievement above target levels, with the number of shares subject to such stock option grants eligible to vest contingent upon achievement based on a sliding scale against 2017 revenue and non-GAAP net operating income targets, with 25% of the shares earned based on performance scheduled to vest on the date of certification and the remaining 75% scheduled to vest in substantially equal quarterly installments over 36 months following certification. Attainment of the performance metrics was not achieved, and the stock option grants were forfeited in February 2018 upon certification of non-performance by our Compensation Committee. See discussion above under “Performance-Based Grant – 2017 Financial Performance.”
(3)	Amounts represent the 2018 Performance-Based Equity Awards, which do not provide for threshold levels, and with the number of shares subject to such stock option grants eligible to vest contingent upon achievement of 2018 financial performance metrics, with 50% of the shares earned based on performance scheduled to vest on January 1, 2019 and the remaining 50% scheduled to vest in substantially equal installments over the subsequent 24 months. See discussion above under “Performance-Based Grant – 2018 Financial Performance.”

(4)	Represents Mr. Sindelar’s inducement award stock option grant pursuant to his offer letter. The stock option grant vests over four years, with 25% of the common stock subject to the grant vesting and becoming exercisable on the one-year anniversary of the grant date, and the remainder vesting and becoming exercisable quarterly thereafter in substantially equal installments over the next 36 months, subject to Mr. Sindelar’s continued employment with Calix through the applicable vesting dates.
(5)	Represents Mr. Billings’ performance-based stock option grant pursuant to his amended offer letter. The stock option grant vests over four years, with 25% of the common stock subject to the grant vesting and becoming exercisable on December 19, 2017 and the remainder vesting and becoming exercisable quarterly thereafter in substantially equal installments over the next 36 months, subject to Mr. Billings’ continued employment with Calix through the applicable vesting dates.
(6)	Amounts reported represent the aggregate grant date fair value, calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. Grant date fair value of performance-based stock option awards were calculated assuming 100% performance.
(7)	Mr. Atkins resigned as our executive vice president and chief financial officer effective May 19, 2017.

Outstanding Equity Awards at December 31, 2017

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2017.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Carl Russo	8/1/2017	—			420,000	(1)	6.95	8/1/2027
	1/28/2014	117,500	2,500	(2)			8.18	1/28/2024
	2/21/2013	200,000	—				8.41	2/21/2023
	2/24/2011	100,000	—				19.75	2/24/2021
Cory Sindelar	12/29/2017	—			108,000	(3)	5.95	12/29/2027
	10/1/2017	—	300,000	(4)			5.05	10/1/2027
Michael Weening	12/29/2017	—			204,000	(3)	5.95	12/29/2027
	8/1/2017	—			140,000	(1)	5.05	8/1/2027
	6/27/2016	142,500	237,500	(4)			6.38	6/27/2026
Gregory Billings	12/29/2017	—			126,000	(3)	5.95	12/29/2027
	11/1/2017	12,500	37,500	(5)			5.45	11/1/2027
	8/1/2017	—			75,000	(1)	6.95	8/1/2027
	12/21/2016	75,000	225,000	(4)			7.70	12/21/2026
William Atkins (6)	—	—	—		—		—	—

(1)	Represents the 2017 Performance-Based Equity Awards that were eligible to vest based on attainment of 2017 financial performance metrics, with 25% of the shares earned based on performance scheduled to vest on the date of certification and the remaining 75% scheduled to vest in substantially equal quarterly installments over 36 months following certification. Attainment of the performance metrics was not achieved, and the 2017 Performance-Based Equity Awards were forfeited in February 2018 upon certification of non-performance by our Compensation Committee. See discussion above under “Performance-Based Grant – 2017 Financial Performance.”
(2)	This option grant vests on a monthly basis over a four-year period from the grant date, subject to the executive’s continued service through the applicable vesting date.
(3)	Represents the 2018 Performance-Based Equity Awards that are eligible to vest based on attainment of 2018 financial performance metrics with 50% of the shares earned based on performance scheduled to vest on January 1, 2019 and the remaining 50% scheduled to vest in substantially equal installments over the subsequent 24 months. See discussion above under “Performance-Based Grant – 2018 Financial Performance.”
(4)	The stock option grant vests over four years, with 25% of the common stock subject to the grant vesting on the one-year anniversary of the grant date, and the remainder vesting quarterly thereafter in substantially equal installments over the next 36 months, subject to the NEO’s continued employment with Calix through the applicable vesting dates.

(5)	Represents Mr. Billings’ performance-based stock option grant pursuant to his amended offer letter. The stock option grant vests over four years, with 25% of the common stock subject to the grant vesting and becoming exercisable on December 19, 2017 and the remainder vesting and becoming exercisable quarterly thereafter in substantially equal installments over the next 36 months, subject to Mr. Billings’ continued employment with Calix through the applicable vesting dates.

(6)	Mr. Atkins’ employment with Calix ended effective May 19, 2017. Mr. Atkins held no outstanding equity awards as of December 31, 2017.

Option Exercises and Stock Vested in 2017

The following table shows information regarding exercises of stock option and the issuance of shares upon vesting of RSU awards for each of our NEOs during the year ended December 31, 2017. None of our NEOs exercised stock options during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Carl Russo	—	—	—	—
Cory Sindelar	—	—	—	—
Michael Weening	—	—	—	—
Gregory Billings	—	—	—	—
William Atkins	—	—	50,000	341,250

(1)	Based on the closing trading price of the vested shares on the vesting date.

Potential Payments Upon Termination or Change of Control

Each of our current NEOs is entitled to severance upon a termination without cause or, only during a change in control, a resignation for good reason under our CICSP. See the section above entitled “Change in Control and Severance Benefits” for more information regarding the benefits provided under our CICSP.

The table below sets forth the estimated payments and benefits that would be provided to each of our NEOs upon a termination of employment without cause or, following a change in control, resignation for good reason if our NEO’s employment had terminated on December 31, 2017 or a change in control was consummated on December 31, 2017, as applicable, taking into account the NEO’s compensation as of that date.

	Involuntary Termination for Reasons Other Than Cause, Death or Disability, or Voluntary Termination for Good Reason Only During a Change in Control
Executive Benefits and Payments upon Termination	Not in Connection with a Change in Control ($)	60 Days Prior to or 12 Months Following a Change in Control ($)
Carl Russo
Cash severance (1)	$1,000,000	$2,500,000
Value of accelerated vesting of equity awards (2)	—	—
Company-paid health care premiums (3)	17,543	35,086

Total	$1,017,543	$2,535,086

Cory Sindelar
Cash severance (1)	$512,000	$704,000
Value of accelerated vesting of equity awards (2)	67,500	270,000
Company-paid health care premiums (3)	17,172	17,172

Total	$596,672	$991,172

Michael Weening
Cash severance (1)	$608,000	$896,000
Value of accelerated vesting of equity awards (2)	—	—
Company-paid health care premiums (3)	3,034	3,034

Total	$611,034	$899,034

Gregory Billings
Cash severance (1)	$465,000	$630,000
Value of accelerated vesting of equity awards (2)	6,250	18,750
Company-paid health care premiums (3)	33,194	33,194

Total	$504,444	$681,944

(1)	In the event of termination not in connection with a Change in Control, an eligible NEO is eligible to receive a cash severance payment in an amount equal to 12 months base salary and a pro-rata portion of the eligible NEO’s annual bonus opportunity at target. In the event of termination in connection with a Change in Control, an eligible NEO is eligible to receive a cash severance payment in an amount equal to: 24 months of base salary (in the case of Mr. Russo) or 12 months of base salary (in the case of Messrs. Sindelar, Weening and Billings); 200% of the annual bonus opportunity at target (in the case of Mr. Russo) or 100% of the annual bonus opportunity at target (in the case of Messrs. Sindelar, Weening and Billings); and a pro-rata portion the eligible NEO’s annual bonus opportunity at target, subject to attainment of the performance criteria with respect to the eligible NEO’s bonus opportunity.
(2)	In the event of termination not in connection with a Change in Control, an eligible NEO is eligible to receive 12 months accelerated vesting of equity awards. In the event of termination in connection with a Change in Control, an eligible NEO is eligible to receive 100% acceleration of all equity awards. The value of accelerated vesting of equity awards amounts was calculated based on a closing trading price of $5.95 per share at December 29, 2017. The value associated with stock option grants for which the per share exercise price is higher than the closing trading price of $5.95 per share is reflected as zero.

(3)	In the event of termination not in connection with a Change in Control, an eligible NEO is eligible to receive 12 months of health insurance benefit continuation. In the event of termination in connection with a Change in Control, an eligible NEO is eligible to receive) 24 months of health insurance benefit continuation (in the case of Mr. Russo) or 12 months of health insurance benefit continuation (in the case of Messrs. Sindelar, Weening and Billings). The amount included in Mr. Weening’s health insurance benefit reflects the value of employer payments with respect to a Canadian Pension Plan that is a tax-qualified defined contribution plan in which Calix employees in Canada (other than Quebec) participate. Payments under the Canadian Pension Plan are set in Canadian dollars and were converted to US dollars using an average exchange rate of CAD1.00 to US$0.7697.

Separation Agreement

William Atkins

On March 31, 2017, Mr. Atkins gave notice of his resignation from Calix effective May 19, 2017. Mr. Atkins joined Calix in February 2014 as executive vice president and chief financial officer. In connection with Mr. Atkins’ resignation, we entered into a separation agreement with Mr. Atkins pursuant to which Mr. Atkins received the following severance benefits: (i) a lump sum cash payment of $345,000 representing 12 months of current base salary, (ii) a lump sum cash payment of $207,000 equal to Mr. Atkins’ then current cash incentive plan opportunity at target, (iii) reimbursement of up to 12 months of health insurance premiums under COBRA (estimated total value of $24,979) and (iv) acceleration of vesting as to such equity awards as would have otherwise vested if Mr. Atkins remained employed for a period of 24 months following his employment termination date and agreed to customary covenants regarding confidential information, non-disparagement and a general release in favor of Calix. Under the separation agreement, Mr. Atkins continued in his role as executive vice president, chief financial officer and principal financial officer, and provided transition services from March 31, 2017 through May 19, 2017. During this transition period, Mr. Atkins was paid his current annual base salary and accrued bonus for the fiscal quarter ended April 1, 2017, accrued paid vacation and was eligible for employee benefits plans.

Limitation of Liability and Indemnification

Calix’s amended and restated certificate of incorporation contains provisions that limit the liability of Calix’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Calix’s directors will not be personally liable to Calix or Calix’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Calix or Calix’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Calix’s amended and restated certificate of incorporation and amended and restated bylaws provide that Calix is required to indemnify Calix’s directors and officers, in each case to the fullest extent permitted by Delaware law. Calix’s amended and restated bylaws also provide that Calix is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit Calix to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether Calix would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Calix has entered into and expects to continue to enter into agreements to indemnify Calix’s directors, executive officers and other employees as determined by the Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Calix believes that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Calix also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in Calix’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against Calix’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Calix’s directors and officers, even though an action, if successful, might benefit Calix and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Calix pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Calix’s directors, officers and controlling persons under the above provisions, or otherwise, Calix has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of Calix’s directors, officers or employees for which indemnification is sought, and Calix is not aware of any threatened litigation that may result in claims for indemnification.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.

During fiscal 2017, Mr. Russo was the principal executive officer of Calix. For 2017, the annual total compensation for Mr. Russo was $1,940,222, as disclosed under the Summary Compensation Table above, and the annual total compensation for our median employee was $118,581, calculated using the same methodology as applied for Mr. Russo in the Summary Compensation Table above, resulting in a pay ratio of approximately 16:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee, as of October 1, 2017 (the median employee determination date): (A) annual base salary for permanent salaried employees, or hourly rate multiplied by expected work schedule, for hourly employees and (B) the target incentive compensation for 2017, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Russo, whether employed on a full-time, part-time, or seasonal basis.

As disclosed under the Summary Compensation Table above, Mr. Russo’s annual total compensation includes a performance-based stock option grant. See discussion at “Performance-Based Grant –2017 Financial Performance.”

We believe the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules allow companies to utilize different methodologies and companies have different employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

DIRECTOR COMPENSATION

Cash Compensation

Members of the Board who are employees of Calix do not receive any additional compensation for their services as directors. Under Calix’s Non-Employee Director Cash Compensation Policy, as last amended in June 2017, directors who were not employed by Calix or one of our affiliates received the following cash retainers for their service on the Board (including service on committees of the Board) during 2017:

Amount
Base Retainer	$40,000
Board and Committee Chair Service Premiums (in addition to Base Retainer)
Board Chair	40,000
Audit Committee Chair	35,000
Compensation Committee Chair	20,000
Nominating and Corporate Governance Committee Chair	10,000
Cybersecurity Committee Chair	10,000
Non-Chair Committee Service Premiums (in addition to Base Retainer)
Audit Committee	10,000
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Cybersecurity Committee	5,000

Equity Compensation

Under our Non-Employee Director Equity Compensation Policy, as last amended in April 2016, non-employee directors will automatically be granted RSUs valued at $200,000 (based on the per share closing price of our common stock on the date such director commences service) upon their election or appointment to the Board. The initial grants will be prorated based on the non-employee director’s start date through the applicable vesting date, and will vest with respect to 100% of the RSUs on the earlier of the one-year anniversary of the date of grant or the day immediately preceding the date of the next annual meeting of stockholders following the year of grant.

Each director who is a non-employee director immediately following each annual meeting of stockholders (provided that such director has served as a director for at least six months prior to such date) will also automatically be granted RSUs valued at $120,000 (based on the per share closing price of our common stock on the date of such annual meeting of stockholders). The annual grants vest as to 100% of the RSUs on the day immediately prior to the date of the next annual meeting of stockholders following the date of grant, subject to continued service to Calix through the applicable vesting date.

Members of the Board who are Calix employees and who subsequently terminate employment with Calix and remain on the Board are not eligible for initial grants of RSUs but are eligible, after termination of employment with Calix, for annual grants of RSUs.

All options, RSUs and other equity awards held by a non-employee director, regardless of when granted, automatically accelerate in the event of a change in control of Calix.

Director Stock Ownership

Under our director stock ownership guidelines, each director is expected to acquire and maintain ownership of Calix common stock having a value of no less than four (4) times the annual Board cash retainer, which achievement of the requisite stock ownership expected on or before the date five years after the initial appointment date of such director. If a director fails to meet these guidelines, shares from such director’s annual equity grants will be held until the guidelines are met. Each of our directors are currently in compliance with our director stock ownership guidelines.

Other Arrangements

We reimburse non-employee directors for travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Director Compensation Table

The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Don Listwin	$94,080	$120,000	$214,080
Christopher Bowick	53,057	120,000	173,057
Kathy Crusco	12,465	133,333	145,798
Kevin DeNuccio	43,420	120,000	163,420
Michael Everett	75,000	120,000	195,000
Michael Flynn	65,000	120,000	185,000
Kira Makagon	20,522	166,660	187,182
Michael Matthews	59,926	120,000	179,926
Thomas Pardun (2)	18,750	—	18,750
Kevin Peters	50,852	120,000	170,852

(1)	Amounts reflect the grant date fair value of RSUs granted in 2017 calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. We value RSUs based on the closing trading price of our common stock on the date of grant.
(2)	Mr. Pardun retired from the Board effective as of the Annual Meeting on May 17, 2017.

As of December 31, 2017, outstanding options and RSUs held by our current non-employee directors were as follows:

Name	Stock Options Outstanding (#)	Restricted Stock Units That Have Not Vested (#)
Don Listwin	7,500	17,910
Christopher Bowick	—	17,910
Kathy Crusco	—	26,936
Kevin DeNuccio	—	17,910
Michael Everett	10,000	17,910
Michael Flynn	12,500	17,910
Kira Makagon	—	24,330
Michael Matthews	12,500	17,910
Kevin Peters	—	17,910

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2017, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units (a)		Weighted- Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity Compensation Plans Approved by Stockholders (1)	7,631,782	(3)	$7.50	(4)	3,288,327	(5)

Equity Compensation Plans Not Approved by Stockholders (2)	300,000		$5.05		—

Total	7,931,782		$7.37		3,288,327

(1)	Includes our Amended and Restated 2002 Stock Plan, 2010 Equity Incentive Award Plan, Amended and Restated Employee Stock Purchase Plan and 2017 Nonqualified Employee Stock Purchase Plan. Also includes 47,536 stock options assumed through our acquisitions of Optical Solutions, Inc. in 2006 and Occam Networks in 2011.
(2)	Includes a Nonstatutory Inducement Stock Option Grant, which constitutes an employment inducement award for Mr. Sindelar under NYSE Listed Company Manual Rule 303A.08 that was approved by the Calix Compensation Committee on September 28, 2017. The NYSE approved the Supplemental Listing Application for the Inducement Award on October 30, 2017. The Nonstatutory Inducement Stock Option Grant was awarded on October 1, 2017 and provides Mr. Sindelar the right to purchase up to 300,000 shares of our common stock for an exercise price of $5.05 per share. The Nonstatutory Inducement Stock Option Grant has a term of 10 years and vests and becomes exercisable over four years from the date of grant. In the event of a termination of Mr. Sindelar’s employment, the unvested portion of the Nonstatutory Inducement Stock Option Grant would be immediately forfeited and Mr. Sindelar would have three months, or 12 months in the case of death or disability, to exercise the option.
(3)	Includes 1,725,658 shares of common stock subject to RSUs that will entitle each holder the issuance of one share of common stock for each unit, 150,000 shares of common stock subject to performance-based RSUs, 2,989,124 shares of common stock subject to stock options and 2,767,000 shares of common stock subject to performance-based stock options.
(4)	The weighted-average exercise price of outstanding options excludes RSUs, which do not have an exercise price.
(5)	Includes 2,455,691 shares available for future issuance under the Amended and Restated Employee Stock Purchase Plan and 551,276 shares available for future issuance under the 2017 Nonqualified Employee Stock Purchase Plan. The 2010 Equity Incentive Award Plan contains an “evergreen” provision under which the number of shares of common stock reserved for issuance under the plan will be increased on the first day of each fiscal year through 2020, equal to the lesser of (A) 666,666 shares, (B) 2% of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our Board.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Calix specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee of the Board recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Michael Flynn, Chair
Christopher Bowick
Kevin DeNuccio

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Calix specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Calix management and KPMG LLP the audited consolidated financial statements of Calix contained in the Calix Annual Report on Form 10-K for the year ended December 31, 2017. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by AS No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Calix’s Annual Report on Form 10-K for its year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Audit Committee

Michael Everett, Chair
Kathy Crusco
Michael Matthews

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Calix’s Board and Audit Committee have adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions that may be deemed “related person transactions” under the rules of the SEC. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Calix was or is to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by Calix of a related person. For purposes of the policy, a “related person” is a director, officer or greater than 5% beneficial owner of Calix’s stock and their immediate family members.

Calix recognizes that related person transactions can present potential or actual conflicts of interest or create the appearance of a conflict of interest. Management presents to the Audit Committee each proposed related person transaction, including all relevant facts and circumstances, and the Audit Committee reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, takes into account the conflicts of interest and corporate opportunity provisions of Calix’s Code of Business Conduct and Ethics, and either approves or disapproves the related person transaction. Any related person transaction may be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. No director may participate in approval of a related person transaction for which he or she is a related person. As required under rules issued by the SEC, transactions that are determined to be directly or indirectly material to a related person are or will be disclosed in Calix’s proxy statements.

During fiscal year 2017, Calix has not participated in any transactions, nor are there any currently proposed transactions in which Calix will participate, where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials, or proxy statement and annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Calix stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Calix that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Calix, Inc., 1035 N. McDowell Boulevard, Petaluma, California 94954 or (3) contact our Investor Relations department by telephone at (408) 474-0080. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, Calix will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

The 2017 Annual Report to Stockholders, including our 2017 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), will be mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2017 Annual Report at www.proxyvote.com.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC. It is available free of charge in the “SEC Filings” section of our website at investor-relations.calix.com or at the SEC’s website at www.sec.gov. Upon written request by a Calix stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Calix, Inc., 1035 N. McDowell Boulevard, Petaluma, California 94954.

By Order of the Board of Directors

/s/ Suzanne Tom
Suzanne Tom
Corporate Secretary
April 3, 2018

Appendix A

CALIX, INC.

AMENDED AND RESTATED 2017 NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1. Purpose and Scope. The purpose of the Calix, Inc. Amended and Restated 2017 Nonqualified Employee Stock Purchase Plan (as amended from time to time, the “Plan”) is to assist employees of Calix, Inc., a Delaware corporation (the “Company”) and its Participating Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The Plan amends and restates the 2017 Nonqualified Employee Stock Purchase Plan (the “Prior Plan”) in its entirety, subject to stockholder approval of this Plan at the annual meeting of the Company’s stockholders in 2018. In the event the Company’s stockholders fail to approve the Plan as set forth herein at the annual meeting of the Company’s stockholders in 2018, then this Plan shall be deemed void ab initio and the Prior Plan shall continue in effect in accordance with its terms.

ARTICLE II.

DEFINITIONS

2.1 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.2 “Administrator” shall mean the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.3 “Affiliate” shall mean the Company and any Parent or Subsidiary.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee described in Article 7 hereof.

2.6 “Common Stock” shall mean common stock, par value $0.025, of the Company.

2.7 “Compensation” of an Employee shall mean the regular straight-time earnings, base salary, cash incentive compensation, cash bonuses (e.g., quarterly or annual bonuses or other corporate bonuses), one-time bonuses (e.g., retention or sign-on bonuses), taxable profit sharing payments, commissions, vacation pay, holiday pay, jury duty pay, funeral leave pay or military pay paid to the Employee from the Company or any Participating Subsidiary or any Affiliate on each Payday as compensation for services to the Company or any Participating Subsidiary or any Affiliate before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan of the Company, any Participating Subsidiary or any Affiliate, but excluding overtime, shift differential payments, fringe benefits (including, without limitation, employer gifts), education or tuition reimbursements, imputed income arising under any Company, Participating Subsidiary or Affiliate group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company, any Participating Subsidiary or any Affiliate for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.

2.8 “Effective Date” shall mean May 17, 2017.

2.9 “Eligible Employee” means an Employee of the Company or any Participating Subsidiary (i) who is customarily employed for at least twenty (20) hours per week and (ii) who is customarily employed for more than five (5) months per calendar year; but excluding (a) the Company’s Chief Executive Officer, (b) each senior management Employee who reports directly to the Company’s Chief Executive Officer, and (c) each other senior management Employee as identified in writing by the Administrator as being ineligible for the Plan.

2.10 “Employee” shall mean any person who renders services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Participating Subsidiary who does not render services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code.

2.11 “Enrollment Date” shall mean the first date of each Offering Period.

2.12 “Exercise Date” shall mean the last trading day of each Offering Period, except as provided in Section 5.2 hereof.

2.13 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14 “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.15 “New Exercise Date” shall have such meaning as set forth in Section 5.2(b) hereof.

2.16 “Offering Period” shall mean, unless otherwise determined by the Administrator, each approximately six (6)-month period during the term of the Plan (i) commencing on January 1 and ending on June 30 and (ii) commencing on July 1 and ending on December 31.

2.17 “Option” shall mean the right to purchase Shares pursuant to the Plan during each Offering Period.

2.18 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.19 “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

2.20 “Participating Subsidiary” shall mean each Subsidiary that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan in accordance with Section 7.2 hereof, in each case, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date.

2.21 “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Participating Subsidiary.

2.22 “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.

2.23 “Share” shall mean a share of Common Stock.

2.24 “Subsidiary” shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company and/or by one or more Subsidiaries.

2.25 “Withdrawal Election” shall have such meaning as set forth in Section 6.1(a) hereof.

ARTICLE III.

PARTICIPATION

3.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Participating Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles IV and V hereof.

3.2 Election to Participate; Payroll Deductions

(a) Except as provided in Section 3.3 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of the Enrollment Date of the applicable Offering Period may elect to participate in such Offering Period and the Plan by delivering to the Company an enrollment form for the Plan designating payroll deduction authorization by such date specified by the Company.

(b) Payroll deductions with respect to an Offering Period (i) shall be equal to at least one percent (1%) of the Participant’s Compensation as of each Payday during the applicable Offering Period, but not more than twenty-five percent (25%) of the Participant’s Compensation as of each Payday during the applicable Offering Period and (ii) may be expressed either as (A) a whole number percentage or (B) a fixed dollar amount (as determined by the Administrator). Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c) Following at least one (1) payroll deduction, a Participant may decrease (to as low as 0%) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten (10) calendar days’ prior written or electronic notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.

(d) Notwithstanding the foregoing, upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the Offering Period that commences immediately following the completion of such Offering Period at the same payroll deduction percentage or fixed amount as in effect at the completion of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.1 hereof, or unless such Participant becomes ineligible for participation in the Plan.

3.3 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, an individual shall be treated as an Employee of the Company or Participating Subsidiary that employs such individual immediately prior to such leave.

ARTICLE IV.

PURCHASE OF SHARES

4.1 Grant of Option; Automatic Exercise. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Exercise Date. On the Exercise Date for such Offering Period, the Option will be automatically exercised to (a) purchase that number of Shares calculated by dividing (i) such Participant’s payroll deductions accumulated on or prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (ii) the Fair Market Value of a Share on such Exercise Date (the “Purchased Shares”) and (b) acquire a number of Shares equal to the Purchased Shares that are subject to a risk of forfeiture (the “Restricted Shares”). The balance, if any, remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of such Exercise Date shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.

4.2 Restricted Shares. The risk of forfeiture on the Restricted Shares shall automatically lapse on the first anniversary of the Exercise Date, subject to the Participant continuing to be an Employee through such date.

4.3 Share Issuance. As soon as practicable following the applicable Exercise Date (but in no event more than thirty (30) days thereafter), the Purchased Shares and Restricted Shares shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such Shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4 Transferability.

(a) An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant. No Option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

(b) Unless otherwise determined by the Administrator, no Shares issued upon exercise of an Option under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant until the first anniversary of the Exercise Date upon which such Shares were purchased. Notwithstanding the foregoing, in the event a Participant ceases to be an Employee prior to the first anniversary of the Exercise Date upon which Shares were purchased, the Restricted Shares acquired on such Exercise Date shall be forfeited for no consideration, and the transfer restrictions applicable to the Purchased Shares purchased on such Exercise Date shall immediately lapse.

4.5 Limitations on the Purchase of Shares. Notwithstanding any provision in the Plan to the contrary, no more than an aggregate of five hundred thousand (500,000) Shares (the “Offering Period Share Limit”) shall be purchased by one or more Participants on any Exercise Date. In addition, the Company shall not be required to recognize as an expense more than an aggregate of three million dollars ($3,000,000) in respect of the Options granted in any Offering Period (together with the Offering Period Share Limit, the “Offering Period Limits”). Prior to the commencement of an Offering Period, the Administrator may provide for a limit on individual contributions or a maximum number of Shares a Participant may acquire in such Offering Period and any such limit or maximum shall be deemed to constitute an Offering Period Limit hereunder. In the event the Company determines that, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised may exceed one or both of the Offering Period Limits, the Administrator shall make a pro rata allocation of the Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Shares on such Exercise Date. For the avoidance of doubt, any such pro rata allocation shall be applied to an equal extent between Purchased Shares and Restricted Shares.

ARTICLE V.

PROVISIONS RELATING TO COMMON STOCK

5.1 Common Stock Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of Shares that shall be made available for sale under the Plan shall be three million five hundred thousand (3,500,000) Shares. Shares made available for sale under the Plan may be authorized but unissued shares or reacquired shares reserved for issuance under the Plan.

5.2 Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares which have been authorized for issuance under the Plan but not yet placed under an Option, as well as the price per share and the number of Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and such Offering Period shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the next Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1(a)(i) hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the Option is not assumed or substituted, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the next Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Periods as provided in Section 6.1(a)(i) hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3 Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised may exceed the number of Shares remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Shares on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of Shares shall be paid to such Participant in one (1) lump sum in cash within thirty (30) days after such Exercise Date, without any interest thereon.

5.4 Rights as Stockholders. With respect to Shares subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, Shares have been deposited in the designated brokerage account following exercise of his or her Option. Notwithstanding the foregoing, in the event a dividend is paid in respect of Restricted Shares, such dividend shall not be paid to the Participant holding such Restricted Shares unless and until the risk of forfeiture thereon lapses.

ARTICLE VI.

TERMINATION OF PARTICIPATION

6.1 Cessation of Contributions; Voluntary Withdrawal.

(a) A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written or electronic notice of such election (a “Withdrawal Election”) to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator. A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one (1) lump-sum payment in cash within thirty (30) days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) subject to Section 6.2 below, exercise the Option for the maximum number of whole Shares on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one (1) lump-sum payment in cash within thirty (30) days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan. As soon as practicable following the Company’s receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and his or her Option to purchase Shares under the Plan shall terminate.

(b) A Participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during such Offering Period.

6.2 Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, he or she shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto as set forth in an applicable beneficiary designation form (or, if there is no such applicable form, pursuant to applicable law), within thirty (30) days after such cessation of being an Eligible Employee, without any interest thereon.

ARTICLE VII.

GENERAL PROVISIONS

7.1 Administration.

(a) The Plan shall be administered by the Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan), which, unless otherwise determined by the Board, shall consist solely of two or more members of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision. The Committee may delegate administrative tasks under the Plan to the services of an Agent and/or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

i. To establish and terminate Offering Periods;

ii. To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);

iii. To select Participating Subsidiaries in accordance with Section 7.2 hereof; and

iv. To construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(c) The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d) The Administrator may adopt sub-plans applicable to particular Participating Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination or interpretation.

7.2 Designation of Participating Subsidiaries. The Board or Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Participating Subsidiaries. The Board or Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3 Accounts. Individual accounts shall be maintained for each Participant in the Plan.

7.4 No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5 Amendment, Suspension and Termination of the Plan

(a) The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time; provided, however, that without approval of the Company’s stockholders given within twelve (12) months before or after action by the Board, the Plan may not be amended to increase the maximum number of Shares subject to the Plan or in any other manner that requires the approval of the Company’s stockholders under applicable law or applicable stock exchange rules or regulations. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. For the avoidance of doubt, without the approval of the Company’s stockholders and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee, as applicable, shall be entitled to change the terms of an Offering Period, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee, as applicable, determines in its sole discretion advisable which are consistent with the Plan.

(b) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

i. shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

ii. allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c) Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6 Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Shares under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7 Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.8 Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.9 Tax Withholding. The Company or any Participating Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement withhold or have surrendered, or allow a Participant to elect to have the Company withhold or surrender, Restricted Shares for which the risk of forfeiture has lapsed. Unless determined otherwise by the Administrator, the number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or surrender no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall also have the authority and right to initiate, or permit a Participant to initiate, a broker- assisted sell-to-cover transaction whereby Shares are sold by such broker and the proceeds of such sale are remitted to the Company to satisfy tax withholding obligations.

7.10 Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.

7.11 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof (including without limitation the Company’s stock plan administrator).

7.12 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations or requirements.

(b) All certificates for Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. The Committee may place legends on any certificate or book entry evidencing Shares to reference restrictions applicable to the Shares.

(c) The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Option, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.13 Section 409A. Neither the Plan nor any Option granted hereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the Effective Date (together, “Section 409A”). Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option may be or become subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

******

Appendix B

Calix, Inc.

Reconciliation of GAAP to non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended				Year Ended December 31, 2017
	April 1, 2017	July 1, 2017	September 30, 2017	December 31, 2017
GAAP operating income (loss)	$(32,816)	$(18,714)	$(17,263)	$(12,763)	$(81,556)
Adjustments to reconcile GAAP operating income (loss) to non-GAAP operating income (loss):
Stock-based compensation	3,540	2,778	2,996	3,054	12,368
Amortization of intangible assets	813	—	—	—	813
Restructuring charges	699	957	612	1,981	4,249

Non-GAAP operating income (loss)	$(27,764)	$(14,979)	$(13,655)	$(7,728)	$(64,126)

Use of Non-GAAP Financial Information

Calix uses certain non-GAAP financial measures to supplement its consolidated financial statements, which are presented in accordance with GAAP. In this proxy statement, Calix has presented non-GAAP operating income (loss). This non-GAAP measure is provided as a performance target in our executive cash incentive plan as the measure primarily excludes certain non-cash charges for stock-based compensation, amortization of intangible assets and restructuring charges, which Calix believes are not indicative of its core operating results. The presentation of this non-GAAP measure is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with the comparable GAAP measure. A reconciliation of the non-GAAP measure to the most directly comparable GAAP measure is provided above. The non-GAAP financial measures used by Calix may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

B-1

CALIX, INC. 1035 N. MCDOWELL BLVD. PETALUMA, CA 94954 [Graphic Appears Here] SCAN TO VIEW MATERIALS & VOTE [Graphic Appears Here] VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/CALX18 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received by 11:59 P.M. Eastern Time the day before the meeting date. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E44664-P03934 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CALIX, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR All All All Except nominee(s), mark “For All Except” and write the of the following: number(s) of the nominee(s) on the line below. 1. Election of Directors ! ! ! Nominees: 01) Christopher Bowick 02) Kathy Crusco 03) Kevin Peters 04) J. Daniel Plants The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Approval of the Amended and Restated 2017 Nonqualified Employee Stock Purchase Plan. ! ! ! 3. Approval, on a non-binding, advisory basis, of the compensation of Calix’s named executive officers. ! ! ! 4. Ratification of the selection of KPMG LLP as Calix’s independent registered public accounting firm for the fiscal year ending December 31, 2018. ! ! ! Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them ! on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E44665-P03934 CALIX, INC. Annual Meeting of Stockholders May 16, 2018 9:00 AM PDT This proxy is solicited by the Board of Directors I appoint Carl Russo and Cory Sindelar and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and authorize them to represent and vote, as provided on the other side, all the shares of Calix, Inc. Common Stock which I am entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2018 Annual Meeting of Stockholders of Calix, Inc. to be held on May 16, 2018 or at any adjournment or postponement of that meeting, with all powers which I would possess if present at the Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side